Exhibit 99.1

MECHANICS BANK

INDEPENDENT AUDITOR’S REPORT

The Shareholders and Board of Directors
Mechanics Bank
Walnut Creek, California

Report on the Audit of the Financial Statements

Opinion

We have audited the consolidated financial statements of Mechanics Bank, which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Mechanics Bank as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with auditing standards generally accepted in the United States of America, Mechanics Bank’s internal control over financial reporting as of December 31, 2024, based on criteria established in the Internal Control—Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) relevant to reporting objectives for the express purpose of meeting the regulatory requirements of Section 112 of the Federal Deposit Insurance Corporation Improvement Act (FDICIA) and our report dated March 20, 2025 expressed an unmodified opinion.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Mechanics Bank and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Mechanics Bank’s ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Mechanics Bank’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Crowe LLP

Sacramento, California
March 20, 2025, except for Note 23 — EARNINGS PER SHARE for which the date is July 3, 2025

MECHANICS BANK
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2024 AND 2023

(in thousands, except shares)	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$999,711	$1,457,569
Securities available-for-sale, at fair value	3,065,251	2,343,173
Securities held-to-maturity, at amortized cost (fair value of $1,196,000 and $1,309,249 at December 31, 2024 and 2023, respectively)	1,440,494	1,542,116
Loans held for sale	543	440
Loan and lease receivables	9,643,497	10,777,756
Allowance for credit losses on loans and leases	(88,558)	(133,778)
Net loan and lease receivables	9,554,939	10,643,978
Other real estate owned	15,600	17,011
Federal Home Loan Bank stock, at cost	17,250	17,250
Premises and equipment, net	117,362	121,795
Bank-owned life insurance	83,741	82,951
Goodwill	843,305	843,305
Other intangible assets, net	38,744	52,210
Right-of-use asset	53,545	55,280
Interest receivable and other assets	259,627	324,717
TOTAL ASSETS	$16,490,112	$17,501,795
LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$5,616,116	$6,187,869
Interest-bearing transaction accounts	6,138,909	5,720,505
Savings and time deposits	2,186,779	2,389,768
Total deposits	13,941,804	14,298,142
Bank Term Funding Program Borrowings	—	750,000
Subordinated debentures	—	24,965
Operating lease liability	56,094	57,736
Interest payable and other liabilities	190,346	135,347
TOTAL LIABILITIES	14,188,244	15,266,190
Commitments and contingencies (Notes 14 and 15)
SHAREHOLDERS’ EQUITY
Common stock, $50 par value
Authorized — 300,000 shares
Issued and outstanding (64,230 and 64,225 shares at December 31, 2024 and 2023, respectively)	3,212	3,211
Additional paid in capital	2,118,905	2,118,677
Retained earnings	239,517	305,510
Accumulated other comprehensive income / (loss), net of tax	(59,766)	(191,793)
TOTAL SHAREHOLDERS’ EQUITY	2,301,868	2,235,605
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,490,112	$17,501,795

MECHANICS BANK
CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(in thousands, except per share data)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
INTEREST AND FEE INCOME
Interest and fees on loans and leases	$528,514	$602,873	$551,296
Interest on securities available-for-sale:
U.S. treasury and government agency securities	106,172	48,819	58,939
Corporate bonds	1,432	1,644	1,982
Interest on held-to-maturity securities:
U.S. government agency securities	23,672	25,460	27,109
Obligations of state and political subdivisions	534	620	536
Asset backed securities	—	—	105
Interest-bearing cash and other	75,394	39,543	11,105
Total interest and fee income	735,718	718,959	651,072
INTEREST EXPENSE
Interest on deposits	189,258	119,435	16,271
Interest on subordinated debentures	862	1,352	1,352
Interest on borrowed funds	26,429	34,960	2,215
Total interest expense	216,549	155,747	19,838
Net interest income	519,169	563,212	631,234
(Reversal of) provision for credit losses on loans and leases	(1,559)	2,558	25,432
Provision for (reversal of) credit losses on unfunded lending commitments	52	(1,808)	1,193
Net interest income after provision for credit losses	520,676	562,462	604,609
NONINTEREST INCOME
Service charges on deposit accounts	23,650	24,955	25,791
Trust fees and commissions	12,319	9,644	9,710
ATM network fee income	12,158	12,192	12,286
Loan servicing income	968	1,671	2,827
Net loss on sale of investment securities	(207,203)	—	(11,230)
Income from bank-owned life insurance	2,600	8,990	2,226
Other	16,388	16,775	22,123
Total noninterest (loss) income	(139,120)	74,227	63,733
NONINTEREST EXPENSE
Salaries and employee benefits	191,173	200,992	205,922
Occupancy	32,313	34,259	32,717
Equipment	23,414	24,332	24,003
Professional services	21,374	20,598	22,026
FDIC assessments and regulatory fees	14,625	9,227	6,094
Amortization of intangible assets	13,447	17,319	20,667
Data processing	8,901	9,172	9,980
Loan related	6,975	13,767	10,977
Marketing and advertising	3,269	3,362	7,833
Other real estate owned related	2,505	(75)	(174)
Other	27,863	25,794	26,163
Total noninterest expense	345,859	358,747	366,208
Income before provision for income tax expense	35,697	277,942	302,134
PROVISION FOR INCOME TAXES	6,698	76,028	85,552
NET INCOME	$28,999	$201,914	$216,582
NET INCOME PER SHARE
Basic	$451.50	$3,143.95	$3,372.60
Diluted	$451.37	$3,141.26	$3,369.98
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	64,228	64,223	64,218
Diluted	64,246	64,278	64,268

MECHANICS BANK
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
NET INCOME	$28,999	$201,914	$216,582
Other comprehensive income (loss), net of tax:
Net change in unrealized gain on securities available-for-sale, net of tax benefit / (expense) of $6,453, ($18,773), and $90,609 for the years ended December 31, 2024, 2023, and 2022, respectively.	(13,794)	46,904	(240,215)
Reclassification adjustment for amortization of unrealized holding loss included in accumulated other comprehensive income from the transfer of securities from available-for-sale to held-to-maturity debt securities, net of tax (expense) / benefit of ($701), ($760), and $5,821 for the years ended December 31, 2024, 2023, and 2022, respectively.	1,874	1,898	(14,407)
Reclassification adjustment for net realized loss on securities available-for-sale included in net income during the year, net of tax expense of $59,716, $0, and $3,210 for the years ended December 31, 2024, 2023, and 2022, respectively.	147,487	—	8,020
Change in defined benefit pension liability obligations, net of tax benefit / (expense) of $1,397, ($474), and ($3,338) for the years ended December 31, 2024, 2023, and 2022 respectively.	(3,540)	1,184	8,459
Total other comprehensive income (loss)	132,027	49,986	(238,143)
COMPREHENSIVE INCOME (LOSS)	$161,026	$251,900	$(21,561)

MECHANICS BANK
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

					Accumulated Other Comprehensive Income (Loss), Net
(in thousands, except share amounts)	Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Securities	Defined Benefit Obligations	Total Shareholders’ Equity
Year Ended December 31, 2022
Balance, January 1, 2022	64,218	$3,211	$2,118,336	$269,866	$(1,826)	$(1,810)	$2,387,777
Net Income	—	—	—	216,582	—	—	216,582
Issuance of restricted stock	2	—	102	—	—	—	102
Other comprehensive income/(loss), net of tax:	—	—	—	—	(246,601)	8,458	(238,143)
Cash Dividends declared ($3,660 per share)	—	—	—	(235,038)	—	—	(235,038)
Balance, December 31, 2022	64,220	$3,211	$2,118,438	$251,410	$(248,427)	$6,648	$2,131,280
Year Ended December 31, 2023
Adoption of ASU 2016-13	—	—	—	(41,976)	—	—	(41,976)
Net Income	—	—	—	201,914	—	—	201,914
Issuance of restricted stock	5	—	239	—	—	—	239
Other comprehensive income/(loss), net of tax:	—	—	—	—	48,802	1,184	49,986
Cash Dividends declared ($1,648 per share)	—	—	—	(105,838)	—	—	(105,838)
Balance, December 31, 2023	64,225	$3,211	$2,118,677	$305,510	$(199,625)	$7,832	$2,235,605
Year Ended December 31, 2024
Net Income	—	—	—	28,999	—	—	28,999
Issuance of restricted stock	5	1	228	—	—	—	229
Other comprehensive income/(loss), net of tax:	—	—	—	—	135,567	(3,540)	132,027
Cash Dividends declared ($1,479 per share)	—	—	—	(94,992)	—	—	(94,992)
Balance, December 31, 2024	64,230	$3,212	$2,118,905	$239,517	$(64,058)	$4,292	$2,301,868

MECHANICS BANK
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2024, 2023 AND 2022

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$28,999	$201,914	$216,582
Adjustments to reconcile net income to net cash provided by operating activities:
(Reversal of) Provision for credit losses on loans and leases	(1,559)	2,558	25,432
Originations of loans held for sale	(5,687)	(2,898)	(1,312)
Proceeds from sales and principal collected on loans held for sale	5,637	2,482	1,827
Net gain on sale of loans	(54)	(23)	(452)
Provision for/(Reversal of) credit losses on unfunded lending commitments	52	(1,808)	1,193
Net amortization of securities	6,747	16,325	23,415
Depreciation of premises and equipment	9,377	10,672	10,996
Amortization of intangible assets	13,447	17,319	20,667
Amortization of discount on subordinated debentures	35	40	40
Stock based compensation expense	229	239	102
Net increase in cash surrender value of bank-owned life insurance	(2,435)	(9,138)	(2,272)
Net loss on sale of securities	207,203	—	11,230
Net loss/(gain) on sale and disposal of other real estate owned	1,437	(110)	(149)
Net (gain)/loss on sale and disposal of property and equipment	(804)	(605)	120
Deferred income tax expense	9,230	13,601	5,343
Net change in deferred loan costs/fees	19,270	30,910	36,175
Amortization of premiums and discounts on purchased loans	(4,462)	(8,440)	(9,799)
Changes in:
Interest receivable and other assets	(9,149)	(14,001)	(12,122)
Interest payable and other liabilities	14,751	6,964	(8,834)
Net cash provided by operating activities	292,264	266,001	318,182
CASH FLOWS FROM INVESTING ACTIVITIES
Securities available-for-sale:
Purchases	(2,658,611)	—	(73,870)
Sales	1,629,111	—	574,635
Maturities/calls/paydowns	332,426	375,116	716,912
Securities held-to-maturity:
Maturities/calls/paydowns	99,625	103,036	145,644
Loan originations and principal collections, net	1,334,433	1,284,098	(736,508)
Purchase of loans	(276,811)	(132,100)	(391,826)
Recoveries of loans charged-off	15,885	19,048	15,236
Redemption of Federal Home Loan Bank stocks	—	(4,193)	—
Purchase of Federal Home Loan Bank and other bank stocks	—	4,193	—
Proceeds from the settlement of bank-owned life insurance	1,645	28,338	108
Proceeds from sales of other real estate owned	2,256	223	581

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Proceeds from sales of loans	—	—	15,371
Proceeds from sales of premises and equipment	2,621	2,494	1,261
Purchases of premises and equipment	(6,372)	(6,866)	(9,485)
Net cash provided by investing activities	476,208	1,673,387	258,059
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposits	(356,338)	(1,197,608)	(1,270,874)
Net (decrease) increase in short-term Federal Home Loan Bank advances	—	(260,000)	260,000
Net decrease in subordinated debt	(25,000)	—	—
Net (decrease) increase in bank term funding	(750,000)	750,000	—
Cash dividends paid	(94,992)	(105,838)	(235,038)
Net cash used in financing activities	(1,226,330)	(813,446)	(1,245,912)
Net (decrease) increase in cash and cash equivalents	(457,858)	1,125,942	(669,671)
Cash and cash equivalents at beginning of period	1,457,569	331,627	1,001,298
Cash and cash equivalents at end of period	$999,711	$1,457,569	$331,627

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest paid	$217,388	$150,514	$19,618
Income taxes paid, net of refunds	3,555	58,456	77,256
Non-cash disclosures:
Transfers from available-for-sale to held-to-maturity	—	—	1,773,462
Transfer from loans to other real estate owned	2,282	17,011	—
Retained earnings impact from CECL adoption	—	41,976	—
Lease liabilities arising from obtaining right-of-use assets	(12,392)	(31,481)	(27,263)

MECHANICS BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Mechanics Bank (MB) and subsidiaries (the Bank, we, us and our) is headquartered in Walnut Creek, California. The Bank offers a variety of financial services to meet the banking and financial needs of the communities we serve, with operations conducted through 112 banking branches, including locations in Greater San Francisco, Sacramento, Los Angeles and San Diego areas and throughout the Central Valley in California. MacDonald Auxiliary Corporation and Mechanics Real Estate Holdings Inc., Limited Liability Company are wholly-owned subsidiary corporations whose business purposes are lending, holding deeds of trust securing loans made by the Bank and its subsidiaries and holding real estate and other assets acquired through foreclosure proceedings that are pending sale or liquidation.

The Bank ceased originating auto loans in February 2023, but continues servicing the portfolio of new and pre-owned retail automobile sales contracts purchased from both franchised and independent automobile dealerships throughout 33 states: Arizona, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Iowa, Idaho, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, North Carolina, North Dakota, Nebraska, Nevada, Ohio, Oklahoma, Oregon, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin, and Wyoming.

Mechanics Bank operates under a California state banking charter issued by the California Department of Financial Protection and Innovation, its primary state regulator. The Bank is a member of the Federal Home Loan Bank (FHLB) system, and maintains insurance on deposit accounts with the Federal Deposit Insurance Corporation (FDIC), which is also the Bank’s primary federal regulator.

Basis of Presentation: The consolidated financial statements include the accounts of the Bank and all other entities in which it has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Unless the context requires otherwise, all references to the Bank include its wholly-owned subsidiaries. The accounting and reporting policies of the Bank are based upon U.S. generally accepted accounting principles (GAAP) and conform to predominant practices within the financial services industry. Significant accounting policies followed by the Bank are presented below.

Certain prior period amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no impact on the Bank’s consolidated balance sheet, results of operations or net change in cash or cash equivalents.

Use of Estimates in the Financial Statements: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and disclosures provided, and actual results could differ.

Recapitalization through the Investment Transaction and Purchase Accounting: On April 30, 2015, (the Transaction Date) pursuant to the terms of the Amended and Restated Offer to Purchase, dated December 15, 2014, as amended, by and among the Bank and EB Acquisition Company LLC, a wholly-owned subsidiary of Ford Financial Fund II, L.P. (the Investor), 13,433 validly tendered shares of the Bank’s stock were purchased by the Investor at a price of $26,832 per share (the Investment Transaction). The aggregate consideration paid to the shareholders by the Investor for these shares was $360.4 million in cash.

As a result of the Investment Transaction, pursuant to which the Investor acquired and controlled 69.31% of the voting shares of the Bank, the Bank followed the purchase method of accounting as required by ASC 805, Business Combinations (ASC 805). As a result of this change in control, the Investor has elected pushdown accounting under ASU 2014-17, Business Combinations: Pushdown Accounting - a consensus of the Emerging Issues Task Force.

Purchase accounting requires that the assets purchased, the liabilities assumed, and non-controlling interests all be reported on the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill. Pushdown accounting requires that the Investor’s basis in the financial assets and liabilities be reflected in the Bank’s financial statements.

Acquisitions: Effective October 1, 2016 (the CRB Acquisition Date), the Bank completed its acquisition of California Republic Bancorp (CRB) pursuant to the Agreement and Plan of Merger and Reorganization (the CRB

Agreement), dated as of April 28, 2016, between Coast Acquisition Corporation (CAC), a wholly-owned subsidiary of Mechanics Bank and into CRB (the CRB Merger), with CRB being the surviving corporation, followed by the merger of CRB with and into MB (the CRB Acquisition), with MB being the surviving corporation.

On February 12, 2018 (the SVB Acquisition Date), Gold Rush Acquisition Corporation (a wholly-owned subsidiary of the Investor formed for this sole purpose), Mechanics Bank and Learner Financial Corporation, the bank holding company for Scott Valley Bank (SVB), entered into a definitive agreement for Mechanics Bank to acquire Learner Financial Corporation and its wholly-owned subsidiary, Scott Valley Bank, which acquisition (the SVB Acquisition) was completed and became effective on June 1, 2018.

On March 15, 2019, Mechanics Bank and Rabobank International Holding B.V. (Rabo), entered into a definitive agreement for Mechanics Bank to acquire Rabobank, N.A. (RNA), a subsidiary of Rabo, in a strategic business combination (the RNA Acquisition), which became effective on August 31, 2019 (the RNA Acquisition Date). For additional information, refer to Note 19, “Shareholders’ Equity and Dividend Limitations.”

Cash Flows: Cash and cash equivalents include cash on hand, interest-bearing deposits with other financial institutions with original maturities under 90 days, and daily federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits in other financial institutions and Federal Home Loan Bank advances.

Debt Securities: Debt securities are classified at the time of purchase as available-for-sale or held-to-maturity. Debt securities classified as held-to-maturity (HTM) are recorded at amortized cost when management has the intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when management intends that they might be sold before maturity. Securities available-for-sale (AFS) are carried at fair value. Unrealized holding gains and losses, net of taxes, are reported in Accumulated Other Comprehensive Income or (Loss) (AOCI) on the Consolidated Balance Sheet.

Accreted discounts and amortized premiums are included in interest income using the level yield method, and realized gains or losses from sales of securities are calculated using the specific identification method.

Management measures expected credit losses in accordance with ASC 326, Financial Instruments – Credit Losses, on HTM debt securities on a collective basis by major security type. Accrued interest receivable on HTM debt securities is excluded from the estimate of credit losses. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

Nearly all of the mortgage-backed residential securities held by the Bank are issued by U.S. government entities and agencies. These securities are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies and have a long history of no credit losses. Management has determined there is a zero loss expectation for HTM debt securities given the nature of the portfolio.

For AFS debt securities in an unrealized loss position, the Bank first assesses whether it intends to sell, or more likely than not that it will be required to sell, the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For AFS debt securities that do not meet the aforementioned criteria, the Bank evaluates whether the decline in fair value has resulted from credit losses or other factors in accordance with ASC 326. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in AOCI.

Changes in the allowance for credit losses are recorded as a credit loss expense (or reversal). Losses are charged against the allowance when management believes in the uncollectibility of an AFS security is confirmed or when either of the criteria regarding intent or requirement to sell is met. Accrued interest receivable on AFS debt securities is excluded from the estimate of credit losses.

Managements’ evaluation of any potential credit losses on the current AFS debt security portfolio is deemed immaterial.

The Bank may periodically reassess the classification of certain investments to determine whether a reclassification should be contemplated. If a transfer is deemed appropriate, the transfer occurs at fair value. For securities reclassified from AFS to HTM, the related unrealized gain or loss included in other comprehensive income remains in other comprehensive income, to be amortized out of other comprehensive income with an offsetting entry to interest income as a yield adjustment through earnings over the remaining term of the securities. No gains or losses are recorded at the time of transfer.

Equity Securities: Equity securities consist of mutual funds held in trusts associated with deferred compensation plans for former directors and executives. These mutual funds are recorded as equity securities at fair value, and are included in Interest Receivable and Other Assets on the Consolidated Balance Sheet. Gains and losses are included in noninterest expense.

Federal Home Loan Bank (FHLB): The Bank is a member of the Federal Home Loan Bank system. Member banks are required to own a certain amount of FHLB stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of par value. Cash and stock dividends are reported as income when received.

Bank Term Funding Program (BTFP): On March 12, 2023, the Treasury Department, Federal Reserve and the FDIC jointly announced the Bank Term Funding Program (BTFP) in an effort to enhance liquidity by allowing institutions to pledge securities or loans as collateral for borrowing. The BTFP expired in March of 2024 making this funding source no longer available to the Bank.

Loans and Leases Held-for-Sale: Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value. Generally, the fair value of loans held-for-sale is based on what secondary markets are currently offering for loans with similar characteristics or based on an agreed upon sales price. A loan’s cost basis includes unearned deferred fees and costs, and premiums and discounts. These loans are generally held between 30 to 120 days from their origination date. If a loan has previously been reported as held-for-sale and is reclassified to loans held for investment, it is done so at the lower of cost or fair value. Loans held for sale by the Bank are mortgage loans pursuant to forward loan sale agreements with Fannie Mae.

Loan and Lease Receivables: Loans and leases that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are recorded at the principal balance outstanding, net of charge-offs, unamortized purchase premiums and discounts and unamortized deferred loan fees and costs. The deferred loan fees and costs, and purchase premiums and discounts are recognized in interest income as an adjustment to yield over the term of loans and leases using the effective interest method. Interest on loans and leases is credited to interest income as earned based on the interest rate applied to principal amounts outstanding. Interest income is accrued on the unpaid principal balance and is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that full collection of principal or interest becomes doubtful, regardless of the length of past due status. Generally, loans and leases are placed on nonaccrual status when their payments are past due for 90 days or more. When interest accruals are discontinued, all unpaid accrued interest is reversed against interest income. Interest received on such loans and leases is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. A charge-off is generally recorded at 180 days past due if the unpaid principal balance exceeds the fair value of the collateral less costs to sell. Commercial and industrial loans, commercial real estate loans, and equipment finance leases are subject to a detailed review when 90 days past due to determine accrual status, or when payment is uncertain and a specific consideration is made to put a loan or lease on non-accrual status. Consumer loans, other than those secured by real estate, are typically charged off no later than 180 days past due. Loans and leases are returned to accrual status when the borrower has demonstrated a satisfactory payment trend subject to management’s assessment of the borrower’s ability to repay the loan or lease.

Allowances for Credit Losses on Loans Held for Investment: On January 1, 2023, the Bank adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. Prior to January 1, 2023, the Bank’s allowance for loan and lease losses represented management’s best estimate of probable losses incurred within the existing loan and lease portfolio as of the balance sheet date. The following discussion represents the allowance for credit losses under the CECL methodology.

Credit quality within the loans held for investment portfolio is continuously monitored by management and is reflected within the allowance for credit losses for loans. The allowance for credit losses, or reserve, is an estimate of expected losses over the lifetime of a loan within the Bank’s existing loans held for investment portfolio. The allowance for credit losses for loans held for investment is adjusted by a provision for (reversal of) credit losses, which is reported in earnings, and reduced by the charge-off of loan amounts, net of recoveries.

The credit loss estimation process involves procedures to appropriately consider the unique characteristics of the Bank’s loan portfolio segments, which are further disaggregated into loan classes, the level at which credit risk is monitored. The allowance for credit losses for loans not evaluated for specific reserves is calculated using statistical credit factors, including probabilities of default (PD) and loss given default (LGD), to the amortized cost of pools of loan exposures with similar risk characteristics over its contractual life, adjusted for prepayments, to arrive at an estimate of expected credit losses. Economic forecasts are applied over the period management believes it can estimate reasonable and supportable forecasts. Reasonable and supportable forecast periods and reversion assumptions to historical data are credit model specific. Prepayments are estimated by loan type using historical information and adjusted for current and future conditions.

When computing allowance levels, credit loss assumptions are estimated using models that analyze loans according to credit risk ratings, historic loss experience, past due status and other credit trends and risk characteristics, including current conditions and reasonable and supportable forecasts about the future. Determining the appropriateness of the allowance is complex and requires judgment by management about the effect of matters that are inherently uncertain. Future factors and forecasts may result in significant changes in the allowance and provision (reversal) for credit losses in those future periods. The allowance for credit losses will primarily reflect estimated losses for pools of loans that share similar risk characteristics but will also consider individual loans that do not share risk characteristics with other loans.

Collectively Evaluated Loans

In estimating the allowance for credit losses for collectively evaluated loans, segments are derived based on loans pooled by product types and similar risk characteristics or areas of risk concentration. In determining the allowance for credit losses, the Bank utilizes models for loss forecasting for the majority of MB’s portfolio. These models ensure that we employ sophisticated methodologies and industry-leading analytics to inform our credit loss estimations accurately. Economic forecasts are a crucial component of our estimation process, applied over a period deemed reasonable and supportable by management. These forecasts, alongside historical data, credit model-specific reversion assumptions and management judgment, inform our credit loss assumptions. The following models are utilized for the Bank’s portfolios:

Auto Loans. The Bank uses models which incorporate macroeconomic forecasts and loan level models for estimating probabilities of default and prepayment. While the Bank has access to national data, we use a custom model based on MB internal historical data applying them to a blend of forecasted scenarios. Based on the portfolio’s composition of loans and their respective credit characteristics and delinquencies, a cash flow schedule of losses is produced providing the expected loss rate for the segment. Model outputs are then back-tested on an ongoing basis to determine adequacy and accuracy on a quarterly basis.

Commercial Real Estate – Non-Owner Occupied CRE and Multifamily Loans. The Bank uses models specific to Non-Owner Occupied CRE and Multifamily loans. The model addresses traditional commercial real estate products dependent on cash flow generated from rents. Based on property information (DSC, LTV, Geography, Property Type), the model generates a PD and LGD at the individual loan level over the life of the loan, producing an expected loss rate for each instrument across all future periods. Collectively, these form the overall loss rate for the portfolio segment. For each scenario, all future year losses for each instrument are calculated using adjusted PD and LGD. The sum of the present value of all future losses is the allowance. When multiple scenarios are considered, the results are weighted.

Single Family Residential and Home Equity Loans. The Bank uses a specific model for the Single Family Residential (SFR) and Home Equity portfolios. These portfolios represent traditional residential real estate products dependent on the borrower’s ability to service debt. Based on borrower ability to repay and underwriting metrics (FICO, LTV, loan type, geography, origination year, collateral type), the model generates loan level PD, prepayment, and LGD vectors which are then simulated through various scenario forecasts to calculate an allowance. Past due status post-origination is also a key input in the models. Current and future changes in economic conditions, including unemployment rates, home prices, index rates, and mortgage rates, are also considered.

Commercial & Industrial, Commercial Real Estate – Owner Occupied, and Consumer Loans. A C&I loss rate model is utilized for the C&I, CRE Owner Occupied, and Consumer portfolios. The CRE Owner Occupied segment uses the same model as the C&I portfolio because repayment is reliant upon cash flow from associated businesses operating at these properties. The C&I loss rate model considers loan age, credit spread at origination, loan size at origination, regulatory risk rating, loan type, industry sector and macroeconomic factors to determine loan level lifetime expected loss rates.

Qualitative Factors

Estimating the timing and amounts of future losses is subject to significant management judgment as these loss cash flows rely upon estimates, such as default rates, loss severities, collateral valuations, the amounts and timing of principal payments (including any expected prepayments) or other factors that are reflective of current or future expected conditions. These estimates, in turn, depend on the duration of current overall economic conditions, industry, borrower, or portfolio specific conditions, the expected outcome of bankruptcy or insolvency proceedings, as well as, in certain circumstances, other economic factors, including the level of current and future real estate prices. All of these estimates and assumptions require significant management judgment and certain assumptions that are highly subjective. Model imprecision also exists in the allowance for credit losses estimation process due to the inherent time lag of available industry information and differences between expected and actual outcomes.

Management considers adjustments for these conditions in its allowance for credit loss estimates qualitatively where they may not be measured directly in its individual or collective assessments, including but not limited to: Control Environment, Economy, Loan Growth, Management & Staffing, Loan Review, Concentrations, Competition- Legal, Regulatory Changes and Other.

Individually Evaluated Loans

When a loan is assigned a substandard non-accrual or worse risk rating grade, the loan subsequently is evaluated on an individual basis and no longer evaluated on a collective basis. The net realizable value of the loan is compared to the appropriate loan basis to determine any allowance for credit losses. The Bank generally considers non-accrual loans to be collateral-dependent. The practical expedient to measure credit losses using the fair value of the collateral has been exercised.

For commercial real estate loans, the fair value of collateral is primarily based on appraisals. For owner occupied real estate loans, underlying properties are occupied by the borrower in its business, and evaluations are based on business operations used to service the debt. For non-owner occupied real estate loans, underlying properties are income-producing and evaluations are based on tenant revenues. For income producing construction and land development loans, appraisals reflect the assumption that properties are completed.

For 1-4 family residential loans that are graded substandard non-accrual, an assessment of value is made using the most recent appraisal on file. If the appraisal on file is older than two years, the latest property tax assessment is used for the assessment of value. The assessment of value is discounted for selling costs and compared against the appropriate basis of the loan to determine if a reserve might be required.

Consumer loans are charged off when they reach 90 days delinquency as a general rule. There are limited cases where the loan is not charged off due to special circumstances and is subject to the collateral review process.

Off-Balance Sheet Credit Exposures, Including Unfunded Loan Commitments

Beyond an ACL to cover estimated expected credit losses in all outstanding loans and leases, the Bank provides for any binding commitments to cover estimated credit losses over the contractual period, including other off-balance sheet obligations, such as Letters of Credit (standby), and unused commitments on lines of credits and loans. In order to calculate the Off Balance Sheet Reserve for the collectively evaluated segments, usage rates are supported for the unfunded commitments and then multiplied against the qualitative factor adjusted expected credit loss rate of each pool.

Classified Assets: Federal regulations provide for the classification of loans, leases, and other assets, such as debt and equity securities considered to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful”

have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. When an insured institution classifies problem assets as “loss,” it is required to charge off or provide a specific reserve for such amount. The Bank’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by its primary regulator, which may require the establishment of additional general or specific loss allowances.

Purchased Credit Deteriorated (PCD) Loans: The Bank has purchased loans, none of which have experienced more than insignificant credit deterioration since origination.

In those cases, the Bank will consider internal loan grades, delinquency status, collateral value (if secured), and other relevant factors in assessing whether purchased loans are PCD.

PCD loans are recorded at the amount paid. An allowance for credit losses is determined using the same methodology as other loans held for investment. The initial allowance for credit losses determined on a collective basis is allocated to individual loans. The sum of the loan’s purchase price and allowance for credit losses becomes its initial amortized cost basis. The difference between the initial amortized cost basis and the par value of the loan is a noncredit discount or premium, which is amortized into interest income over the life of the loan. Subsequent changes to the allowance for credit losses are recorded through credit loss expense.

Troubled Debt Restructurings: Prior to January 1, 2023, loans for which the terms have been modified by granting a concession that normally would not be provided and where the borrower is experiencing financial difficulties are considered troubled debt restructurings (TDR).

Loan Securitizations: The securitization process involves the sale of loans to a third-party trustee, which then sells undivided interests to other third-party investors that entitle the investors to specified cash flows generated from the securitized loans. These undivided interests are usually represented by certificates with varying interest rates, are secured by the payments on the loans acquired by the trust, and commonly include senior and subordinated classes. The Bank has no obligation to provide credit support to either the third-party investors or third-party trustee.

Generally, neither third-party investors nor third-party trustees have recourse to the Bank’s assets, and neither have the ability to require the Bank to repurchase their securities other than through enforcement of standard representations and warranties. The Bank does make certain representations and warranties concerning the loans, such as lien status, and if the Bank is found to have breached a representation or warranty, the Bank may be required to repurchase the loan from the third-party trustee. The Bank does not guarantee any securities issued by the third-party trustee. As part of the securitization transaction, the Bank represents and warrants certain terms and conditions of the loans sold. To the extent that loans are determined to not meet these criteria, the Bank is required to repurchase such loans from the trust. The Bank did not repurchase any loans in 2024, 2023 or 2022.

A transfer of financial assets in which the Bank surrenders control over the assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The carrying value of the assets sold is allocated between the assets sold and the retained interest, if any, based on their relative fair values. For certain transactions, a “true sale” analysis of the treatment of the transfer under state law as if the Bank was a debtor under the bankruptcy code is required. A “true sale” legal analysis includes several legally relevant factors, such as the nature and level of recourse to the transferor and the nature of retained servicing rights. The analytical conclusion as to a “true sale” is not absolute and unconditional, but contains qualifications based on the inherent equitable powers of a bankruptcy court, as well as the unsettled state of the common law.

Once the legal isolation test has been met, other factors concerning the nature and extent of the transferor’s control over the transferred assets are taken into account in order to determine whether derecognition of assets is warranted. The Bank is not eligible to become a debtor under the bankruptcy code. Instead, the insolvency of the Bank is generally governed by relevant provisions of the Federal Deposit Insurance Corporation (FDIC) Federal Deposit Insurance Act and the FDIC’s regulations. However, the “true sale” legal analysis with respect to the Bank is similar to the “true sale” analysis that would be done if the Bank were subject to the bankruptcy code. Legal opinions regarding legal isolation for the securitizations have been obtained by the Bank. The “true sale” opinion provides reasonable assurance that the purchased assets would not be characterized as the property of the transferring Bank’s receivership or conservatorship estate in the event of insolvency.

The third-party trustee establishes special purpose entities to facilitate the sale to investors. The Bank has determined each of these special purpose entities to be a variable interest entity (VIE). The Bank does not otherwise have a controlling financial interest in the VIEs. A variable ownership interest fluctuates with the changes in the value of the VIEs’ underlying assets and liabilities. While through the servicing function the Bank controls the activities that affect the economic performance of the variable interest entities, the Bank has determined that their servicing fees are not a variable interest and the Bank is determined to be neither the primary beneficiary or have a significant variable interest. The fee arrangements paid are both customary and commensurate with the level of effort required for the services provided.

Derivative Instruments and Hedging Activities: In the ordinary course of business, the Bank enters into derivative transactions to manage various risks and to accommodate the business requirements of its customers. The fair value of derivative instruments are recognized as either assets or liabilities on the Consolidated Balance Sheets. All derivatives are evaluated at inception as to whether or not they are hedge accounting or non-hedge accounting activities. For derivative instruments designated as non-hedge accounting activities (also referred to as economic hedges), the change in fair value is recognized currently in earnings.

If a derivative designated as a cash flow hedge is terminated or ceases to be highly effective, the gain or loss in other comprehensive income (loss) is amortized to earnings over the period the forecasted hedged transactions impact earnings.

Derivative instruments expose the Bank to credit risk in the event of nonperformance by counterparties. This risk consists primarily of the termination value of agreements where the Bank is in a favorable position. The Bank minimizes counterparty credit risk through credit approvals, limits, monitoring procedures, and obtaining collateral, as appropriate.

The Bank also executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. These interest rate swaps are economically hedged by simultaneously entering into an offsetting interest rate swap that the Bank executes with a third party, such that the Bank minimizes its net risk exposure.

Loan Servicing: The Bank retains servicing for the automobile loans sold through securitizations and flow loan sale agreements throughout 33 states: Arizona, California, Colorado, Connecticut, Florida, Georgia, Hawaii, Iowa, Idaho, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Montana, North Carolina, North Dakota, Nebraska, Nevada, Ohio, Oklahoma, Oregon, South Carolina, South Dakota, Tennessee, Texas, Utah, Virginia, Washington, Wisconsin, and Wyoming. Income received for servicing activities is recorded in the Noninterest Income portion of the Consolidated Income Statements. As of December 31, 2024 and 2023, there were no serviced automobile loans previously sold through securitizations and there were remaining balances of $4.3 million and $8.1 million, respectively, of loans previously sold through flow loan sale agreements. The Bank estimates the cost of servicing these loans approximates the servicing income received, any resulting servicing asset or obligation is insignificant and is not recorded.

The Bank originates loans secured by first or second trust deeds on individual residential properties. Some of the residential mortgage loans are sold, with servicing retained, in the secondary market. The Bank also services participation loans sold to other institutions. Total loan balances serviced under these arrangements were $204 million and $223 million as of December 31, 2024 and 2023, respectively.

Other Real Estate Owned (OREO): Other real estate owned (OREO), which represents real estate acquired through foreclosure of real estate related loans, is initially recorded at fair value less estimated selling costs of the real estate. This valuation is based on current independent appraisals obtained at the time of acquisition, less costs to sell when acquired, thus establishing a new carrying value. Loan balances in excess of carrying value of the real estate acquired at the date of acquisition are charged to the Allowance for Credit Losses. Any subsequent operating expenses or income of such properties as well as gains and losses on the sale of OREO are included in Noninterest Expense on the Consolidated Income Statements. As of December 31, 2024 and 2023 the Bank held $15.6 million and $17.0 million in OREO balances respectively.

Premises and Equipment: Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Estimated useful lives of buildings and equipment are from 10 to 40 years and from 3 to 10 years, respectively. Depreciation is computed generally on a straight-line basis. Leasehold improvements are amortized over the shorter of the original lease term or their economic useful lives.

Bank Owned Life Insurance (BOLI): The Bank has purchased life insurance policies on certain key current and former executives. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.

Goodwill and Other Intangible Assets: Goodwill arises from business combinations and is determined as the excess of the fair value of the consideration transferred, plus the fair value of any noncontrolling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but tested for impairment at least annually or more frequently if events and circumstances exist that indicate that an impairment test should be performed. The Bank has selected December 31 as the date to perform the annual impairment test. Intangible assets with finite useful lives are amortized over their estimated useful lives to their estimated residual values. Amortized intangibles must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the long-lived asset might not be recoverable. An impairment loss related to intangible assets with finite useful lives is recognized if the carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its fair value. After the impairment loss is recognized, the adjusted carrying amount of the intangible asset shall be its new accounting basis. Goodwill is the only intangible asset with an indefinite life on our balance sheet.

Other intangible assets consist of core deposit intangible assets arising from whole bank and branch acquisitions and are amortized on an accelerated method over their estimated useful lives, which range from 7 to 10 years.

Community Reinvestment Act Investments (CRA): As part of the CRA portfolio, the Bank invests in qualified affordable housing projects. These investments are accounted for using the proportional amortization method. These balances are reflected in Interest Receivable and Other Assets on the Consolidated Balance Sheets.

Short-Term Borrowings: The Bank utilizes a variety of sources to raise borrowed funds at competitive rates, including FHLB borrowings, FRB BTFP borrowings, and the FRB discount window. FHLB borrowings typically carry competitive rates for the equivalent term and are secured with investments or high quality loans. Interest is accrued on a monthly basis based on the outstanding borrowings and is included in Interest Expense on the Consolidated Income Statements.

Off-Balance Sheet Instruments and Reserve for Unfunded Commitments: In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to make loans and commercial letters of credit, and standby letters of credit. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded in the financial statements when they are funded.

The reserve for unfunded commitments provides for probable losses inherent with funding the unused portion of legal lending commitments. The reserve for unfunded commitments calculation includes factors that are consistent with Allowance for Credit Losses methodology for funded loans using expected loss factors and a draw down factor. Changes in the reserve for unfunded commitments are reflected within Interest Payable and Other Liabilities on the Consolidated Balance Sheets and Provision for (Reversal of) Losses on Unfunded Lending Commitments on the Consolidated Income Statements.

Impairment of Long-Lived Assets: The Bank reviews its long-lived assets for impairment whenever events or changes indicate that the carrying amount of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of a loss is probable and an amount or range of loss can be reasonably estimated. For additional information, refer to Note 15, “Contingencies.”

Stock-Based Compensation: Compensation cost is recognized for stock options and restricted stock awards based on the fair value of these awards at the date of grant. The estimated market price of the Bank’s common stock at the date of grant is used for restricted stock awards.

Compensation cost is recognized over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The Bank’s accounting policy is to recognize forfeitures as they occur.

The Mechanics Bank 2022 Omnibus Incentive Plan (RSU) provides for and the Mechanics 2017 Incentive Unit Plan provided for, the issuance of restricted shares (RSU shares) to select officers (under the Mechanics 2017 Incentive Unit Plan, such RSUs are referred to as “Units”). Compensation expense is recognized over the vesting period of the awards based on the fair value of the stock at the issue date. Fair value for future expense is recalculated at each vesting period. The fair value of the stock is determined using an internal valuation. RSU shares vest over a four-year period on the anniversary of the issue date beginning with the issue date. Total shares issuable under the Mechanics Bank 2022 Omnibus Incentive Plan are 2,000.

Income Taxes: The Bank’s accounting for income taxes is based on an asset and liability approach. The Bank recognizes the amount of taxes payable or refundable for the current year, and recognizes deferred tax assets and liabilities for the future tax consequences for transactions that have been recognized in the Bank’s consolidated financial statements or tax returns. The measurement of tax assets and liabilities is based on enacted tax laws and rates. A valuation allowance, if needed, will reduce deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, based upon the technical merits of the position, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Bank recognizes interest and/or penalties related to income tax matters in Provision for Income Taxes on the Consolidated Income Statements.

Fair Value: The Bank measures certain assets and liabilities on a fair value basis, in accordance with ASC 820, Fair Value Measurement (ASC 820). Fair value is used on a recurring basis for certain assets and liabilities in which fair value is the primary basis of accounting. Examples of this includes available-for-sale securities. Additionally, fair value may be used on a non-recurring basis to evaluate assets or liabilities for impairment, as required by applicable accounting standards. Examples of these include impaired loans, long-lived assets, OREO, goodwill, and core deposit intangible assets accounted for at the lower of cost or fair value.

Fair value is the exit price that would be received for an asset or paid to transfer a liability in an orderly transaction between market participants. When observable market prices are not available, fair value is estimated using modeling techniques, such as discounted cash flow analysis. These modeling techniques utilize assumptions that market participants would use in pricing the asset or the liability, including assumptions about the risk inherent in a particular valuation technique, the effect of a restriction on the sale or use of an asset, and the risk of nonperformance. Depending on the nature of the asset or liability, the Bank uses various valuation techniques and assumptions when estimating the instrument’s fair value. Considerable judgment may be involved in determining the amount that is most representative of fair value.

To increase consistency and comparability of fair value measures, ASC 820 established a three-level hierarchy to prioritize the inputs used in valuation techniques between observable inputs among (i) observable inputs that reflect quoted prices in active markets; (ii) inputs other than quoted prices with observable market data; and (iii) unobservable data, such as the Bank’s own data or single dealer non-binding pricing quotes. The Bank assesses the valuation hierarchy for each asset or liability measured at the end of each quarter, and, as a result, assets or liabilities may be transferred within hierarchy levels due to changes in availability of observable market inputs to measure fair value at the measurement date. Further information regarding the Bank’s policies and methodology used to measure fair value is presented in Note 21, “Fair Value.”

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale and the equity component of the AFS to HTM debt security transfer discussed in Note 2, “Debt Securities”. In addition, changes in the funded status of the pension plan and supplemental retirement plans are also recognized as separate components of equity.

Segments: The Bank has one reportable segment: community banking. The segment primarily encompasses the commercial loan and deposit activities of the Bank as well as retail lending and deposit activities in areas surrounding the branches. Our chief operating decision maker (CODM), the Chief Executive Officer, manages the Bank’s business activities as one single operating and reportable segment at the consolidated level. Accordingly, our CODM uses consolidated net income to measure segment profit or loss, allocate resources and assess performance. Further, the CODM reviews and utilizes net interest income, noninterest income and noninterest expenses (salary and employee benefits, occupancy, equipment and general, administrative and other) at the consolidated level to manage the Bank’s operations.

Earnings per Share: Earnings per share of common stock is calculated on both a basic and diluted basis, based on the weighted average number of common and common equivalent shares outstanding. Basic earnings per share excludes potential dilution from common equivalent shares, such as those associated with stock-based compensation awards, and is computed by dividing net income allocated to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as common equivalent shares associated with stock-based compensation awards, were exercised or converted into common stock that would then share in the net earnings of the Bank. Potential dilution from common equivalent shares is determined using the treasury stock method, reflecting the potential settlement of stock-based compensation awards resulting in the issuance of additional shares of the Bank’s common stock. Stock-based compensation awards that would have an anti-dilutive effect have been excluded from the determination of diluted earnings per share.

Recent Accounting Developments:

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which expands disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker uses reported segment profit or loss information in assessing segment performance and allocating resources. The Bank adopted ASU 2023-07. This update became effective for the fiscal year ending December 31, 2024. All of the operations of the Bank are aggregated into one operating segment. This ASU did not have an impact on the Bank’s financial position or results of operation as it impacts disclosures only.

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which expands disclosures in an entity’s income tax rate reconciliation table and taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2024. The adoption of ASU 2023-09 will not have an impact on the Bank’s financial position or results of operation as it impacts disclosures only. We are assessing the impact on our disclosures.

Subsequent Events: The Bank has evaluated subsequent events for recognition or disclosure through March 20, 2025, which is the date that the consolidated financial statements were available to be issued.

NOTE 2 – DEBT SECURITIES

The following table presents the amortized cost and fair value of the debt securities portfolio as of the dates indicated:

	December 31, 2024
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale
Obligations of states and political subdivisions	$91,799	$699	$(1,199)	$91,299
Mortgage-backed securities - residential	2,694,745	2,107	(53,164)	2,643,688
Mortgage-backed securities - commercial	259,793	22	(18,953)	240,862
Collateralized loan obligations	50,000	—	—	50,000
Corporate bonds	43,968	—	(4,566)	39,402
Total securities available-for-sale	$3,140,305	$2,828	$(77,882)	$3,065,251

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity
Obligations of states and political subdivisions	$14,193	$509	$(30)	$14,672
Mortgage-backed securities - residential	1,115,389	—	(196,949)	918,440
Mortgage-backed securities - commercial	310,912	—	(48,024)	262,888
Total securities held-to-maturity	$1,440,494	$509	$(245,003)	$1,196,000
Total debt securities				$4,261,251

The Bank reassessed classification of certain investments and, effective January 1, 2022, the Bank transferred $1.7 billion in residential and commercial Mortgage-backed securities from available-for-sale to held-to-maturity securities. The transfer occurred at fair value. The related net unrealized gain/(loss) of ($23.5 million), or ($16.7 million) net of deferred taxes, included in other comprehensive income remained in other comprehensive income. For the years ended December 31, 2024, 2023, and 2022, respectively, $2.6 million, $2.7 million, and $2.4 million of the unrealized loss was accreted to interest income as a yield adjustment through earnings over the remaining term of the securities. No gain or loss was recorded at the time of transfer.

	December 31, 2023
(in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities available-for-sale
U.S. government agency securities	$106,973	$—	$(8,752)	$98,221
Obligations of states and political subdivisions	96,781	2,418	(915)	98,284
Mortgage-backed securities - residential	1,713,521	10	(179,081)	1,534,450
Mortgage-backed securities - commercial	636,921	—	(67,113)	569,808
Collateralized loan obligations	—	—	—	—
Corporate bonds	50,987	—	(8,577)	42,410
Total securities available-for-sale	$2,605,183	$2,428	$(264,438)	$2,343,173

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Securities held-to-maturity
Obligations of states and political subdivisions	$15,989	$796	$(23)	$16,762
Mortgage-backed securities - residential	1,215,318	—	(185,063)	1,030,255
Asset-backed securities	310,809	—	(48,577)	262,232
Total securities held-to-maturity	$1,542,116	$796	$(233,663)	$1,309,249
Total debt securities				$3,652,422

In addition to the reported fair values of the debt securities reflected above, the Bank is entitled to receive accrued interest and dividends from its securities. Included in Interest Receivable and Other Assets on the Consolidated Balance Sheets as of December 31, 2024 and 2023 was $15.9 million and $8.9 million, respectively, of interest and dividends receivable from the Bank’s debt securities. Accrued interest receivable from securities available-for-sale totaled $13.6 million and $6.3 million at December 31, 2024 and 2023, respectively. Accrued interest receivable from securities held-to-maturity totaled $2.4 million and $2.6 million at December 31, 2024 and 2023, respectively.

In accordance with accounting standards, only the realized gains and losses from securities transactions are included in the Consolidated Income Statements as Net gain/(loss) on sale of investment securities. During the first quarter 2024, the Bank executed an investment portfolio restructuring of its AFS investment securities portfolio. The Bank sold $1.8 billion of lower yielding AFS securities and realized a loss of $207.2 million. The proceeds of the sale were used to purchase $1.6 billion of higher yielding investments. No gross gains were realized on the sales.

The following table summarizes available-for-sale securities with unrealized and unrecognized losses at December 31, 2024 and December 31, 2023 aggregated by major security type and length of time in a continuous unrealized and unrecognized loss position:

	December 31, 2024
	Less than 12 months		12 months or more		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities
Obligations of states and political subdivisions	$19,273	$162	$28,394	$1,037	$47,667	$1,199
Mortgage-backed securities - residential	1,381,125	15,337	311,751	37,827	1,692,876	53,164
Mortgage-backed securities - commercial	98,071	422	107,118	18,531	205,189	18,953
Collateralized loan obligations	—	—	—	—	—	—
Corporate bonds	—	—	39,402	4,566	39,402	4,566
Total securities	$1,498,469	$15,921	$486,665	$61,961	$1,985,134	$77,882
Number of securities with unrealized losses		60		280		340

	December 31, 2023
	Less than 12 months		12 months or more		Total
(dollars in thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Description of securities
U.S. government agency securities	$—	$—	$98,221	$8,752	$98,221	$8,752
Obligations of states and political subdivisions	352	—	32,277	915	32,629	915
Mortgage-backed securities - residential	—	—	1,530,407	179,081	1,530,407	179,081
Mortgage-backed securities - commercial	—	—	568,804	67,113	568,804	67,113
Collateralized loan obligations	—	—	—	—	—	—
Corporate bonds	—	—	42,443	8,577	42,443	8,577
Total securities	$352	$—	$2,272,152	$264,438	$2,272,504	$264,438
Number of securities with unrealized losses		1		563		564

The Bank did not record an ACL on the debt securities portfolio at December 31, 2024 or December 31, 2023. As of both dates, the Bank considers any unrealized loss across the classes of major security-type to be related to fluctuations in market conditions, primarily interest rates, and not reflective of a deterioration in credit quality. The Bank maintains that it has intent and ability to hold these securities until the amortized cost basis of each security is recovered and likewise concluded as of December 31, 2024 that it was not more likely than not that any of the securities in an unrealized loss position would be required to be sold.

U.S. Treasuries and US Government-Sponsored Agency Securities - For the years presented, the unrealized losses on the Bank’s investments in U.S. treasuries and government-sponsored agency securities are primarily due to changes in interest rates. These securities have explicit or implicit guarantees from the U.S. government, thus posing no credit losses. Management expects to recover the entire amortized cost basis of these securities.

Obligations of States and Political Subdivisions - For the years presented, the unrealized losses on the Bank’s investments in obligations of states and political subdivisions are primarily due to changes in interest rate and not due to credit losses. Management monitors these securities on an ongoing basis and performs an internal analysis which takes into account the impact from market rates movements, severity and duration of the unrealized loss position, viability of the issuer, recent downgrades in ratings, and external credit rating assessments. As a result, management expects to recover the entire amortized cost basis of these securities.

Mortgage-Backed Securities -Residential and Commercial (MBS) - For the years presented, the unrealized losses on the Bank’s investments in residential and commercial MBS are primarily due to changes in interest rates. These securities are either implicitly or explicitly guaranteed by the U.S. government, as such management expects to recover the entire amortized cost basis of these securities.

Collateralized Loan Obligations - For the years presented, there were no unrealized losses on the Bank’s collateralized loan obligations primarily due to timing of the purchases. These securities are presented at par value.

Corporate Bonds - For the years presented, the unrealized losses on the Bank’s investments in corporate bonds are due to slight discount margin variances related to changes in market rates and not due to credit losses. Management monitors these securities on an ongoing basis and performs an internal analysis which includes a review of credit quality, changes in ratings, assessment of regulatory and financial ratios, and general standing versus peer group. Management expects to recover the entire amortized cost basis of these securities.

Securities with a gross carrying value of $1.4 billion and $1.1 billion at December 31, 2024 and 2023, respectively, were pledged to secure the Bank’s obligations for securities sold under agreements to repurchase and to collateralize certain public, trust and bankruptcy deposits as required by law.

The amortized cost and fair value of debt securities are shown by contractual maturity. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date are shown separately. As of December 31, 2024, there were no past due or nonaccrual available-for-sale or held-to-maturity securities.

Contractual maturities of securities as of December 31, 2024 were as follows:

(in thousands)	Amortized Cost	Estimated Fair Value
Securities available-for-sale
Due in one year or less	$13,086	$13,047
Due after one year through five years	746	743
Due after five years through ten years	51,276	46,020
Due after ten years	70,659	70,891
Subtotal	135,767	130,701
Mortgage-backed securities – residential	2,694,745	2,643,688
Mortgage-backed securities – commercial	259,793	240,862
Collateralized loan obligations	50,000	50,000
Total securities available-for-sale	$3,140,305	$3,065,251
Securities held-to-maturity
Due in one year or less	$3,000	$3,000
Due after one year through five years	3,409	3,393
Due after five years through ten years	3,534	3,695
Due after ten years	4,250	4,584
Subtotal	14,193	14,672
Mortgage-backed securities – residential	1,115,389	918,440
Mortgage-backed securities – commercial	310,912	262,888
Total securities held-to-maturity	$1,440,494	$1,196,000
Total debt securities	$4,580,799	$4,261,251

NOTE 3 – LOANS

The loans held for sale portfolio was $543 thousand and $440 thousand at December 31, 2024 and 2023, respectively, consisting solely of residential real estate. There were no impairment charges for the years ended December 31, 2024, 2023 and 2022.

The loan and lease receivable portfolio at December 31, 2024 and 2023 consisted of the following:

(in thousands)	December 31, 2024	December 31, 2023
Commercial & Industrial	$410,040	$536,435
Commercial Real Estate
Construction & Land Development	104,430	96,881
Other	4,812,278	4,938,083
Residential Real Estate	2,280,963	2,197,202
Auto	1,596,935	2,714,606
Installment
Revolving Plans	2,920	3,211
Other	435,931	291,338
Total loan and lease receivables before allowance for credit losses	9,643,497	10,777,756
Allowance for credit losses on loans and leases	(88,558)	(133,778)
Net loan and lease receivables	$9,554,939	$10,643,978

The following table presents the activity in the allowance for credit losses by portfolio segment for the years ended December 31, 2024, 2023 and 2022.

(in thousands) December 31, 2024	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Auto	Installment	Total
Allowance for credit losses on loans and leases
Beginning balance	$5,805	$31,486	$6,745	$87,053	$2,689	$133,778
Provision for (reversal of) credit losses	(682)	3,611	(2,079)	(4,855)	2,446	(1,559)
Loans charged off	(1,221)	—	(10)	(55,097)	(3,218)	(59,546)
Recoveries	967	—	—	14,181	737	15,885
Total ending allowance balance	$4,869	$35,097	$4,656	$41,282	$2,654	$88,558

(in thousands) December 31, 2023	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Auto	Installment	Total
Allowance for credit losses on loans and leases
Beginning balance, prior to adoption of ASC 326	$8,695	$50,811	$15,751	$46,696	$4,763	$126,716
Impact of adopting ASC 326	(2,262)	(21,544)	(6,377)	90,414	(1,100)	59,131
Provision for (reversal of) credit losses	(575)	7,346	(2,629)	(3,661)	2,077	2,558
Loans charged off	(224)	(5,244)	—	(64,300)	(3,907)	(73,675)
Recoveries	171	117	—	17,904	856	19,048
Total ending allowance balance	$5,805	$31,486	$6,745	$87,053	$2,689	$133,778

(in thousands) December 31, 2022(1)	Commercial & Industrial	Commercial Real Estate	Residential Real Estate	Auto	Installment	Total
Allowance for loan and lease losses
Beginning balance	$7,794	$62,460	$12,132	$49,415	$4,033	$135,834
Provision for (reversal of) loan losses	735	(11,649)	3,620	28,553	4,173	25,432
Loans charged off	—	—	(1)	(45,319)	(4,466)	(49,786)
Recoveries	166	—	—	14,047	1,023	15,236
Total ending allowance balance	$8,695	$50,811	$15,751	$46,696	$4,763	$126,716

(1) The allowance for loan and lease losses was calculated under an incurred loss methodology prior to January 1, 2023.

Changes in the allowance for credit losses for the years ended December 31, 2024, 2023 and 2022:

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Allowance for credit losses on loans and leases at the beginning of the year	$133,778	$126,716	$135,834
Impact of adopting ASC 326	—	59,131	—
Provision for (reversal of) credit losses on loans and leases	(1,559)	2,558	25,432
Recoveries on loans and leases previously charged off	15,885	19,048	15,236
Loans and leases charged off during the year	(59,546)	(73,675)	(49,786)
Allowance for credit losses on loans and leases at the end of the year	88,558	133,778	126,716
Allowance for credit losses on unfunded lending commitments at the beginning of the year	4,314	6,477	5,284
Impact of adopting ASC 326	—	(355)	—
Provision for (reversal of) of credit losses on unfunded lending commitments	52	(1,808)	1,193
Allowance for credit losses on unfunded lending commitments at the end of the year	4,366	4,314	6,477
Total allowances for credit losses on loans, leases and unfunded lending commitments at the end of the year	$92,924	$138,092	$133,193

The allowance for credit losses on loans and leases is reflected in total assets as an offset to the loan and lease portfolio. The allowance for credit losses on unfunded lending commitments is reflected in total liabilities in the Interest Payable and Other Liabilities on the Consolidated Balance Sheets.

Disclosures related to the amortized cost in loans excludes accrued interest receivable. The amortized cost approximates the unpaid principal balance for these disclosures. For purposes of this disclosure, the unpaid principal balance is grossed up to exclude charge offs.

Nonaccrual loans and loans past due 90 days or more and still accruing include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

The following table presents the amortized cost in nonaccrual loans and loans past due 90 days or more and still accruing by class of loans as of December 31, 2024 and 2023:

(in thousands) December 31, 2024	Nonaccrual With No Allowance for Credit Loss	Total Nonaccrual	Loans Past Due 90 Days or more Still Accruing
Commercial & Industrial	$1,145	$1,145	$211
Commercial Real Estate
Construction & Land Development	441	441	—
Other	—	—	—
Residential Real Estate	2,854	2,854	—
Auto	564	6,252	—
Installment
Revolving Plans	1	1	—
Other	—	—	—
Total	$5,005	$10,693	$211

(in thousands) December 31, 2023	Nonaccrual With No Allowance for Credit Loss	Total Nonaccrual	Loans Past Due 90 Days or more Still Accruing
Commercial & Industrial	$92	$692	$142
Commercial Real Estate
Construction & Land Development	35	35	—
Other	24,247	24,247	—
Residential Real Estate	3,837	3,837	—
Auto	1,396	10,214	—
Installment
Revolving Plans	11	11	—
Other	—	—	—
Total	$29,618	$39,036	$142

The following table presents the amortized cost of collateral-dependent loans by class and collateral type as of December 31, 2024 and 2023:

(in thousands) December 31, 2024	Auto	Equipment	Farmland	Multifamily	Retail Building	Single Family Residential	Total Loans
Commercial & Industrial	$5	$10	$—	$—	$1,064	$—	$1,079
Commercial Real Estate
Construction & Land Development	—	—	441	—	—	—	441
Other	—	—	—	—	—	—	—
Residential Real Estate	—	—	—	—	—	2,853	2,853
Auto	—	—	—	—	—	—	—
Installment
Revolving Plans	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—
Total	$5	$10	$441	$—	$1,064	$2,853	$4,373

(in thousands) December 31, 2023	Auto	Equipment	Farmland	Multifamily	Retail Building	Single Family Residential	Total Loans
Commercial & Industrial	$23	$27	$—	$—	$—	$—	$50
Commercial Real Estate
Construction & Land Development	—	—	35	—	—	—	35
Other	—	—	—	17,256	2,288	—	19,544
Residential Real Estate	—	—	—	—	—	3,629	3,629
Auto	—	—	—	—	—	—	—
Installment
Revolving Plans	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—
Total	$23	$27	$35	$17,256	$2,288	$3,629	$23,258

The following table presents the aging of the amortized cost in past due loans as of December 31, 2024 and 2023 by class of loans:

(in thousands) December 31, 2024	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Commercial & Industrial	$1,920	$82	$278	$2,280	$407,760	$410,040
Commercial Real Estate
Construction & Land Development	5,400	—	140	5,540	98,890	104,430
Other	3,458	—	—	3,458	4,808,820	4,812,278
Residential Real Estate	13,662	406	502	14,570	2,266,393	2,280,963
Auto	53,197	12,637	5,161	70,995	1,525,940	1,596,935
Installment
Revolving Plans	2	1	1	4	2,916	2,920
Other	359	213	—	572	435,359	435,931
Total	$77,998	$13,339	$6,082	$97,419	$9,546,078	$9,643,497

(in thousands) December 31, 2023	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
Commercial & Industrial	$2,334	$705	$742	$3,781	$532,654	$536,435
Commercial Real Estate
Construction & Land Development	—	—	—	—	96,881	96,881
Other	7,719	—	17,256	24,975	4,913,108	4,938,083
Residential Real Estate	12,508	2,071	1,100	15,679	2,181,523	2,197,202
Auto	77,093	19,887	8,667	105,647	2,608,959	2,714,606
Installment
Revolving Plans	8	12	8	28	3,183	3,211
Other	1,109	272	—	1,381	289,957	291,338
Total	$100,771	$22,947	$27,773	$151,491	$10,626,265	$10,777,756

The following tables present the amortized cost of loans at December 31, 2024 and 2023 that were both experiencing financial difficulty and modified during the year ended December 31, 2024 and 2023, by class and by type of modification. The percentage of the amortized cost of loans that were modified to borrowers in financial distress as compared to the amortized cost of each class of financing receivable is also presented below.

(in thousands) December 31, 2024	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combined Term Extension and Principal Forgiveness	Combined Term Extension and Interest Rate Reduction	Total Class of Financing Receivable
Commercial & Industrial	$—	$—	$835	$—	$—	$—	0.20%
Commercial Real Estate
Construction & Land Development	—	—	—	—	—	—	—%
Other	—	—	—	—	—	—	—%
Residential Real Estate	—	—	—	—	—	—	—%
Auto	—	—	—	—	—	—	—%
Installment
Revolving Plans	—	—	—	—	—	—	—%
Other	—	—	—	—	—	—	—%
Total	$—	$—	$835	$—	$—	$—	0.01%

(in thousands) December 31, 2023	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combined Term Extension and Principal Forgiveness	Combined Term Extension and Interest Rate Reduction	Total Class of Financing Receivable
Commercial & Industrial	$—	$599	$125	$—	$—	$—	0.14%
Commercial Real Estate
Construction & Land Development	—	—	—	—	—	—	—%
Other	—	—	—	—	—	—	—%
Residential Real Estate	—	872	210	—	—	—	0.05%
Auto	—	—	—	—	—	—	—%
Installment
Revolving Plans	—	—	—	—	—	—	—%
Other	—	—	—	—	—	—	—%
Total	$—	$1,471	$335	$—	$—	$—	0.02%

The Bank has committed to lend no additional amounts to the borrowers included in the previous tables.

The Bank had no loans modified as troubled debt restructurings for the year ended December 31, 2022. During the year ended December 31, 2022, the Bank recorded no additional allowance for loan losses related to troubled debt restructurings and there were no charge-offs related to these loans. During the year ended December 31, 2022, there were no loans that had been modified as troubled debt restructurings for which there was a payment default within twelve months following the modification.

The Bank closely monitors the performance of loans that are modified to borrowers experiencing financial difficulty to understand the effectiveness of its modification efforts. There were no past due loans that were modified in the last 12 months prior to December 31, 2024. The following table presents past due loans that have been modified in the last 12 months prior to December 31, 2023:

(in thousands) December 31, 2023	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 89 Days Past Due	Total Past Due
Commercial & Industrial	$—	$—	$599	$599
Total	$—	$—	$599	$599

The following tables present the financial effect of the loan modifications presented above to borrowers experiencing financial difficulty for the year ended December 31, 2024 and 2023:

(dollars in thousands) December 31, 2024	Principal Forgiveness	Weighted- Average Interest Rate Reduction	Weighted- Average Term Extension <months>
Commercial & Industrial	$—	—%	47
Commercial Real Estate
Construction & Land Development	—	—%	—
Other	—	—%	—
Residential Real Estate	—	—%	—
Auto	—	—%	—
Installment
Revolving Plans	—	—%	—
Other	—	—%	—
Total	$—	—%	47

(dollars in thousands) December 31, 2023	Principal Forgiveness	Weighted- Average Interest Rate Reduction	Weighted- Average Term Extension <months>
Commercial & Industrial	$—	—%	9
Commercial Real Estate
Construction & Land Development	—	—%	—
Other	—	—%	—
Residential Real Estate	—	—%	12
Auto	—	—%	—
Installment
Revolving Plans	—	—%	—
Other	—	—%	—
Total	$—	—%	21

There were no loans that had a payment default during the year ended December 31, 2024 and were modified in the twelve months prior to that default to borrowers experiencing financial difficulty. The following table presents the amortized cost of loans that had a payment default during the year ended December 31, 2023 and were modified in the twelve months prior to that default to borrowers experiencing financial difficulty.

(in thousands) December 31, 2023	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction
Commercial & Industrial	$—	$599	$—	$—
Total	$—	$599	$—	$—

Upon the Bank’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectible, the loan (or a portion of the loan) is written off. Therefore, the amortized cost of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

Credit Quality Indicators:

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, current economic trends and other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis includes all loans regardless of balances. This analysis is performed on a quarterly basis.

The Bank uses the following definitions for risk ratings:

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above are considered to be pass rated loans.

Based on the most recent analysis performed, the risk category of loans by class and origination year of loans is as follows for years ended December 31, 2024 and 2023.

(in thousands) As of December 31, 2024	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial & Industrial
Risk Rating
Pass	$28,334	$113,024	$41,271	$23,098	$55,675	$140,905	$—	$402,307
Special Mention	—	—	—	107	789	—	—	896
Substandard	—	—	5	166	6,665	1	—	6,837
Doubtful	—	—	—	—	—	—	—	—
Total Commercial	$28,334	$113,024	$41,276	$23,371	$63,129	$140,906	$—	$410,040
Commercial & Industrial
Current period gross write offs	$—	$191	$95	$2	$127	$806	$—	$1,221

(in thousands) As of December 31, 2024	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial Real Estate-Construction
Risk Rating
Pass	$34,891	$13,515	$34,985	$141	$20,355	$102	$—	$103,989
Special Mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	441	—	—	441
Doubtful	—	—	—	—	—	—	—	—
Total Commercial real estate-construction	$34,891	$13,515	$34,985	$141	$20,796	$102	$—	$104,430
Commercial real estate-construction
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—	$—

(in thousands) As of December 31, 2024	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial Real Estate-Other
Risk Rating
Pass	$209,706	$444,386	$1,188,494	$833,068	$2,008,574	$67,083	$—	$4,751,311
Special Mention	—	—	—	—	22,137	—	—	22,137
Substandard	—	—	—	—	38,830	—	—	38,830
Doubtful	—	—	—	—	—	—	—	—
Total Commercial real estate-other	$209,706	$444,386	$1,188,494	$833,068	$2,069,541	$67,083	$—	$4,812,278
Commercial real estate-other
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—	$—

(in thousands) As of December 31, 2023	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial & Industrial
Risk Rating
Pass	$140,636	$44,532	$58,208	$77,253	$205,729	$—	$526,358
Special Mention	—	238	157	7,402	668	—	8,465
Substandard	28	150	312	1,119	3	—	1,612
Doubtful	—	—	—	—	—	—	—
Total Commercial Loans	$140,664	$44,920	$58,677	$85,774	$206,400	$—	$536,435
Commercial & Industrial
Current period gross write offs	$16	$30	$18	$24	$136	$—	$224

(in thousands) As of December 31, 2023	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial Real Estate-Construction
Risk Rating
Pass	$9,843	$64,481	$211	$19,090	$3,221	$—	$96,846
Special Mention	—	—	—	—	—	—	—
Substandard	—	—	—	35	—	—	35
Doubtful	—	—	—	—	—	—	—
Total Commercial real estate-construction	$9,843	$64,481	$211	$19,125	$3,221	$—	$96,881
Commercial real estate-construction
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—

(in thousands) As of December 31, 2023	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Commercial Real Estate-Other
Risk Rating
Pass	$448,415	$1,216,425	$863,251	$2,226,816	$65,065	$—	$4,819,972
Special Mention	—	—	—	64,692	—	—	64,692
Substandard	—	—	—	53,419	—	—	53,419
Doubtful	—	—	—	—	—	—	—
Total Commercial real estate-other	$448,415	$1,216,425	$863,251	$2,344,927	$65,065	$—	$4,938,083
Commercial real estate-other
Current period gross write offs	$—	$—	$—	$5,244	$—	$—	$5,244

The Bank considers the performance of the loan portfolio and its impact on the allowance for credit losses. For residential and consumer loan classes, the Bank also evaluates credit quality based on the aging status of the loan, which was previously presented, and by payment activity. The following table presents the amortized cost in residential and consumer loans based upon year of origination for years ended December 31, 2024 and 2023.

(in thousands) As of December 31, 2024	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Residential real estate
Payment performance
Performing	$235,132	$97,522	$456,174	$608,721	$810,899	$69,661	$—	$2,278,109
Nonperforming	—	—	—	—	2,037	817	—	2,854
Total residential real estate	$235,132	$97,522	$456,174	$608,721	$812,936	$70,478	$—	$2,280,963
Residential real estate
Current period gross write offs	$—	$—	$—	$—	$10	$—	$—	$10

(in thousands) As of December 31, 2024	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Auto
Payment performance
Performing	$—	$81,178	$831,402	$497,176	$180,927	$—	$—	$1,590,683
Nonperforming	—	316	3,355	1,900	681	—	—	6,252
Total auto	$—	$81,494	$834,757	$499,076	$181,608	$—	$—	$1,596,935
Auto
Current period gross write offs	$—	$2,223	$29,978	$16,780	$6,116	$—	$—	$55,097

(in thousands) As of December 31, 2024	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Installment - Revolving
Payment performance
Performing	$—	$—	$—	$—	$—	$2,919	$—	$2,919
Nonperforming	—	—	—	—	—	1	—	1
Total Installment - Revolving	$—	$—	$—	$—	$—	$2,920	$—	$2,920
Installment - Revolving
Current period gross write offs	$—	$—	$—	$—	$—	$47	$—	$47

(in thousands) As of December 31, 2024	2024	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Installment - Other
Payment performance
Performing	$167,162	$136,903	$71,023	$22,414	$38,429	$—	$—	$435,931
Nonperforming	—	—	—	—	—	—	—	—
Total Installment - Other	$167,162	$136,903	$71,023	$22,414	$38,429	$—	$—	$435,931
Installment - Other
Current period gross write offs	$700	$—	$—	$950	$1,521	$—	$—	$3,171

(in thousands) As of December 31, 2023	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Residential real estate
Payment performance
Performing	$102,167	$478,304	$647,364	$870,247	$75,332	$19,951	$2,193,365
Nonperforming	—	77	—	2,345	961	454	3,837
Total residential real estate	$102,167	$478,381	$647,364	$872,592	$76,293	$20,405	$2,197,202
Residential real estate
Current period gross write offs	$—	$—	$—	$—	$—	$—	$—

(in thousands) As of December 31, 2023	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Auto
Payment performance
Performing	$122,436	$1,282,489	$856,963	$442,504	$—	$—	$2,704,392
Nonperforming	188	5,011	3,479	1,536	—	—	10,214
Total auto	$122,624	$1,287,500	$860,442	$444,040	$—	$—	$2,714,606
Auto
Current period gross write offs	$1,054	$29,771	$22,146	$11,329	$—	$—	$64,300

(in thousands) As of December 31, 2023	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Installment - Revolving
Payment performance
Performing	$—	$—	$—	$—	$3,200	$—	$3,200
Nonperforming	—	—	—	—	11	—	11
Total Installment - Revolving	$—	$—	$—	$—	$3,211	$—	$3,211
Installment - Revolving
Current period gross write offs	$—	$—	$—	$—	$28	$—	$28

(in thousands) As of December 31, 2023	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving Loans Converted to Term	Total
Installment - Other
Payment performance
Performing	$131,226	$74,882	$31,513	$53,717	$—	$—	$291,338
Nonperforming	—	—	—	—	—	—	—
Total Installment - Other	$131,226	$74,882	$31,513	$53,717	$—	$—	$291,338
Installment - Other
Current period gross write offs	$765	$—	$1,055	$2,059	$—	$—	$3,879

Loan Purchases and Sales

The following table presents loan and lease receivables purchased and/or sold by portfolio segment, excluding loans acquired in business combinations and purchased credit-impaired loans and leases for the periods indicated:

(in thousands)	Year Ended December 31, 2024		Year Ended December 31, 2023		Year Ended December 31, 2022
	Purchases	Sales	Purchases	Sales	Purchases	Sales
Commercial & Industrial	$—	$—	$—	$—	$—	$—
Commercial Real Estate
Construction & Land Development	—	—	—	—	—	—
Other	—	—	—	—	—	—
Residential Real Estate	137,190	5,584	32,572	2,458	305,947	1,820
Auto	5,407	—	—	—	36,725	14,316
Installment
Revolving Plans	—	—	—	—	—	—
Other	134,214	—	99,528	—	49,154	—
Total	$276,811	$5,584	$132,100	$2,458	$391,826	$16,136

The Bank purchased the above loan and lease receivables at a premium of $2 million and net discounts of $945 thousand and $3.4 million for the years ended December 31, 2024, 2023 and 2022, respectively. For the purchased loan and lease receivables disclosed above, the Bank did not incur any specific allowances for credit losses during the periods indicated. For loan and lease receivables sold for the years ended December 31, 2024, 2023 and 2022, there were no loans sold as part of securitizations.

NOTE 4 – PREMISES AND EQUIPMENT, NET

The following table presents the Bank’s premises and equipment at cost and accumulated depreciation as of the following dates:

(in thousands)	December 31, 2024	December 31, 2023
Land	$52,151	$52,571
Buildings	66,082	67,319
Leasehold improvements	26,337	26,194
Furniture, Fixtures and Equipment	38,263	43,446
Total premises and equipment, at cost	182,833	189,530
Less: Accumulated depreciation	(65,471)	(67,735)
Premises and Equipment, net	$117,362	$121,795

During the years ended December 31, 2024, 2023 and 2022, depreciation expense was $9.4 million, $10.7 million, and $11.0 million, respectively, and are presented within Noninterest Expense on the Consolidated Income Statements.

NOTE 5 – LEASES

The Bank leases certain premises. The Bank has entered into various operating leases for its branches and operating facilities. These operating leases expire at dates through 2034 and generally contain renewal options for periods of five to ten years. These leases include provisions for periodic rent increases as well as payment by the lessee of certain operating expenses. The Bank includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Bank will exercise the option. In addition, the Bank has elected to account for any non-lease component in its real estate leases as part of the associated lease components.

Leases are classified as operating or finance leases at lease commencement date. Lease expense for operating leases and short term leases is recognized over a straight line basis over the lease term. Right-of-use assets represent the right to use the underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Right of use assets and lease obligations are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Bank uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in the lease is not known. The Bank’s incremental borrowing rate is based on the FHLB advance rate, adjusted for the lease term and other factors.

The Bank’s leases are all operating leases and are reported separately as Right-of-use asset and Operating lease liabilities, reported on the Consolidated Balance Sheets. The total annual base rental expense included in Occupancy Expense in the Consolidated Income Statements was $15.0 million, $16.8 million, and $16.9 million for the years ended December 31, 2024, 2023 and 2022, respectively. Operating lease expense was deemed the only material component of lease costs for the years ended December 31, 2024, 2023 and 2022. Total cash payments related to operating leases were $15.0 million, $16.8 million and $16.9 million for the years ended December 31, 2024, 2023 and 2022, respectively. The weighted-average lease term in years at December 31, 2024 and 2023 was 5.3 and 5.6, respectively. The weighted-average discount rate for lease liabilities at December 31, 2024 and 2023 was 3.9% and 3.3%, respectively. At December 31, 2024, the approximate minimum future lease payments under noncancellable operating lease agreements were:

(in thousands)
2025	$13,829
2026	11,330
2027	10,451
2028	8,610
2029	4,487
Thereafter	8,448
Total undiscounted operating lease liability	57,155
Imputed Interest	1,061
Total operating lease liability	$56,094

In addition, the Bank provides customer financing of automobiles and equipment pursuant to operating lease contracts. The original acquisition cost of leased assets is reported net of accumulated depreciation within Interest Receivable and Other Assets on the Consolidated Balance Sheets. Rental income earned from operating leases is reflected in Other Noninterest Income and depreciation expense is reflected in Other Noninterest Expense on the Consolidated Income Statements.

NOTE 6 – BANK OWNED LIFE INSURANCE

The Bank has purchased life insurance policies on certain key officers and directors in connection with its supplemental executive retirement plans and other employee fringe benefit plans. Investments in bank owned life insurance policies totaled $83.7 million and $83.0 million as of December 31, 2024 and 2023, respectively. This carrying value includes both the Bank’s original premiums invested in the life insurance policies and the accumulated accretion of policy income since the inception of the policies. Income recognized on these life insurance policies is reported in the Other Noninterest Income portion of the Consolidated Income Statements. For the years ended December 31, 2024, 2023 and 2022, the Bank recognized policy income totaling $2.4 million, $9.1 million and $2.3 million, respectively, related to changes in cash surrender value of the policies and any gains resulting from the redemption of death benefits. For the year ended December 31, 2023 various large death benefits were collected which did not reoccur in 2024. The Bank intends to hold these insurance policies for the remaining lives of the insureds and it expects to recover these values from the death benefits payable by the insurance companies that issued the policies.

NOTE 7 – GOODWILL AND INTANGIBLES

At December 31, 2024 and 2023, the Bank had goodwill of $843.3 million. The goodwill is a result of the Acquisitions and the Investment Transaction discussed in Note 1, “Summary of Significant Accounting Policies”. The Bank performed a qualitative impairment test as of December 31, 2024 and determined goodwill to have no impairment.

Core deposit intangibles are amortized over their useful lives ranging from 7-10 years using the sum of years digits. The weighted average remaining amortization period for core deposit intangibles was approximately 4 years as of December 31, 2024. Trade name intangibles have an indefinite life and are not amortized. The lease intangible is amortized over the remaining term of each individual lease using the straight-line method.

Core deposit intangibles are tested for impairment on at least an annual basis. The Bank evaluated the percentage change in core deposits associated with the acquisitions discussed in Note 1, “Summary of Significant Accounting Policies” from acquisition date to December 31, 2024 versus the life to date amortization percentage of the core deposit intangible related to those core deposits. No impairment was recognized on the core deposit intangible for years ended December 31, 2024, 2023 and 2022.

As of December 31, 2024 and 2023, the trade name intangible was determined to have impairment of $1.5 million. The trade name for CRB Auto was written off due to the re-branding of the unit to Mechanics Bank Auto Finance, effective January 1, 2021. No impairment was recognized on the trade name intangible for years ended December 31, 2024 and 2023.

The following table presents a summary of other intangible assets as of the periods indicated:

(in thousands)	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment	Net Carrying Value
December 31, 2024
Core deposit intangibles	$163,545	$139,540	$861	$23,144
Trade name intangibles	17,060	—	1,460	15,600
Client relationship intangible	2,798	2,798	—	—
Other intangibles	2,580	2,580	—	—
Total	$185,983	$144,918	$2,321	$38,744
December 31, 2023
Core deposit intangibles	$163,545	$126,089	$861	$36,595
Trade name intangibles	17,060	—	1,460	15,600
Client relationship intangible	2,798	2,798	—	—
Other intangibles	2,580	2,565	—	15
Total	$185,983	$131,452	$2,321	$52,210

Intangible liabilities consisted of $31 thousand and $50 thousand of lease liabilities as of December 31, 2024 and 2023, respectively. Aggregate amortization of intangible assets and liabilities was $144.9 million, $131.5 million and $114.0 million for the years ended December 31, 2024, 2023 and 2022, respectively. The following table presents estimated future amortization expenses as of December 31, 2024:

(in thousands)	2025	2026	2027	2028	Thereafter	Total
Estimated future amortization expense	$9,873	$7,104	$4,424	$1,743	$—	$23,144

NOTE 8 – FHLB STOCK

The Bank has purchased stock in the Federal Home Loan Bank of San Francisco to qualify for membership benefits and financial services. Pursuant to the FHLB Guide to the Credit Program, the FHLB also requires the Bank to purchase additional FHLB stock investments, which partially collateralize its borrowings from the FHLB. The fair value of the stock is not determinable, as the stock is restricted in terms of its marketability. The Bank owns FHLB stock with a carrying amount of $17.3 million as of December 31, 2024 and 2023. FHLB stock is classified as a restricted security and is periodically evaluated for impairment based on ultimate recovery of par value. Dividends on this stock investment are reported in Other Interest Income on the Consolidated Income Statements. For the years ended December 31, 2024, 2023 and 2022, the Bank recognized $1.5 million, $1.3 million and $1.1 million, respectively, of income from its investments in FHLB stock.

NOTE 9 – COMMUNITY REINVESTMENT ACT INVESTMENTS

The Bank invests in qualified affordable housing projects. At December 31, 2024 and 2023, the balance of the investment for qualified affordable housing projects was $14.6 million and $17.8 million, respectively. These balances are reflected in Interest Receivable and Other Assets on the Consolidated Balance Sheets. Remaining unfunded commitments related to the investments in qualified affordable housing projects totaled $1.1 million and $1.4 million as of December 31, 2024 and 2023, respectively. The Bank expects to fulfill these commitments through 2032.

During the years ended December 31, 2024, 2023 and 2022, the Bank recognized amortization expense of $3.4 million, $3.5 million and $3.8 million, respectively, which were included within Provision for Income Tax on the Consolidated Income Statements. In 2023, the Bank had two investment terminations that occurred and the Bank recognized a tax loss (and related benefit) on the terminations. The tax benefit of $1.8 million was added to the expected credits of $3.4 million for a total benefit of $5.2 million. The Bank’s outstanding portfolio of other Community Reinvestment Act (CRA) Investments as of December 31, 2024 and 2023 was $55.9 million and $59.4 million, respectively.

The majority of these CRA investments represent investments in small to mid-sized businesses throughout California. The Bank accounts for these CRA investments using the proportional amortization method of accounting and these CRA investments are reflected in Interest Receivable and Other Assets on the Consolidated Balance Sheets.

During the years ended December 31, 2024, 2023 and 2022, the Bank recognized dividend income of $2.8 million, $2.9 million and $4.9 million, respectively, which were included within Other Interest Income in the Consolidated Income Statements.

NOTE 10 – INCOME TAXES

The components of the provision for income taxes for the years ended December 31, 2024, 2023 and 2022 are as follows:

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Federal:
Current	$(2,314)	$41,669	$57,107
Deferred	7,096	8,329	(207)
Total Federal	4,782	49,998	56,900
State:
Current	(218)	20,758	23,102
Deferred	2,801	4,605	5,550
Total State	2,583	25,363	28,652
Change in deferred taxes valuation allowance	(667)	667	—
Total tax provision	$6,698	$76,028	$85,552

The provision for income taxes for the years ended December 31, 2024, 2023, and 2022, differs from the amounts that would be computed by applying the statutory federal income tax rate of 21%. The Bank’s effective tax rate and the statutory federal income tax rate are reconciled as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Federal statutory income tax rate	21.0%	21.0%	21.0%
State income taxes, net of federal tax benefit	4.2	7.4	7.5
Tax exempt income	(1.7)	(0.2)	(0.2)
Bank owned life insurance	(1.4)	(0.7)	(0.1)
LIHTC Investments	(3.4)	(0.2)	(0.2)
Nondeductible expenses	1.4	0.2	0.3
Other	(1.3)	(0.1)	—
Effective tax rate	18.8%	27.4%	28.3%

The effective tax rates differ from the federal statutory tax rate as a result of state taxes for which the Bank is liable, as well as permanent differences between amounts reported for financial statement purposes and taxable income. Temporary differences between the amounts reported in the financial statements and tax bases of assets and liabilities result in deferred taxes. The net deferred taxes are reported in Interest Receivable and Other Assets in the Consolidated Balance Sheets as of December 31, 2024 and 2023. Deferred tax assets and liabilities at December 31, 2024 and 2023 were as follows:

(in thousands)	December 31, 2024	December 31, 2023
Deferred tax assets:
Credit losses	$26,782	$39,472
Compensation and benefits	11,887	10,254
State taxes	121	4,229
Net operating loss carryforwards	2,668	—
Retirement plans	10,516	10,263
Operating lease liabilities	16,167	16,503
Other accrued expenses	2,636	1,148
Capital Loss Carryforward	—	2,514
Interest Receivable and Other	936	1,704
Unrealized loss on available-for-sale securities	24,640	78,753
Total deferred tax asset	96,353	164,840
Less: Valuation Allowance	—	667
Deferred Tax Asset	96,353	164,173
Deferred tax liabilities:
Operating lease right-of-use asset	(15,432)	(15,801)
Amortizable assets	(11,111)	(14,819)
Non marketable securities	(1,585)	(1,429)
Bank premises & equipment	(11,754)	(13,131)
Deferred loan costs	(3,710)	(4,680)
Other	(1,115)	(871)
Total deferred tax liability	(44,707)	(50,731)
Net deferred tax asset/(liability)	$51,646	$113,442

The Bank recorded no material unrecognized tax benefits for the years ended December 31, 2024, 2023 and 2022.

Management assesses the available positive and negative evidence to estimate whether sufficient taxable income of the appropriate nature will be generated to permit use of the existing deferred tax assets.

The Bank has federal and state net operating loss carryforwards of $12.6 million and $0.3 million, respectively, as of December 31, 2024. The state net operating losses will expire at various dates from 2040 to 2045. The federal operating losses do not have an expiration date. We believe that it is more likely than not, that the benefit of the net operating loss carryforwards will be realized in the carryforward period.

The Bank recorded a valuation allowance as of December 31, 2023 against certain capital loss carryforwards. The capital losses were fully utilized against capital gains and the full valuation allowance was released in the year ended December 31, 2024 accordingly.

The Bank and its subsidiaries are subject to U.S. federal income tax as well as income tax in various state jurisdictions. The Bank’s federal income tax returns are open and subject to examination from the 2021 tax return year and forward. The years open to examination by state and local government authorities varies by jurisdiction.

NOTE 11 – RETIREMENT BENEFIT AND PROFIT SHARING PLANS

The Bank’s qualified retirement plan (Retirement Plan) is a noncontributory defined benefit retirement plan, which generally provides for the payment of a monthly pension to employee participants upon their reaching normal retirement at age 65. The Retirement Plan also allows for the payment of joint and survivor pension benefits and early retirement benefits at substantially reduced amounts. The pension benefit of the Retirement Plan vests after five years of accredited employee service. The pension benefit amount is determined according to a percentage formula, which considers an employee’s total number of years of accredited service at the time of their eventual retirement, and also the average annual compensation paid to the employee during a five-year period, as defined in the plan. This Retirement Plan has been established under a qualified pension trust. The Bank uses a December 31 measurement date.

The Bank has also implemented non-qualified defined benefit retirement plans (Supplemental Plans) that supplements the benefits provided under the qualified Retirement Plan. The Supplemental Plans provide additional retirement and death benefits to a discrete group of key executive employees and their designated beneficiaries. The Supplemental Plans are an unfunded obligation of the Bank.

At the end of 2008, participation and benefits in both the Retirement Plan and the Supplemental Plans were frozen. All current and certain former employees who were participants in the Retirement Plan, who had at least one year of accredited service, and who had not yet vested in their benefits from the plan, became 100% vested at the end of 2008. All current participants of the Supplemental Plans employed by the Bank at the end of 2008, who had at least one year of accredited service, and who had not yet vested in their benefits, also became 100% vested at the end of 2008.

Mechanics Bank terminated the Retirement Plan effective March 31, 2024. Mechanics Bank evaluated alternatives to settle the outstanding obligations of the pension plan, and final settlements occurred during fiscal year 2024. Participants were offered lump sum payments, annuities purchased on their behalf or a rollover to a qualified deferred retirement plan.

The following table reflects the funded status, net periodic benefit cost and other information about the Retirement Plan and the Supplemental Plans as of and for the years ended December 31, 2024, 2023 and 2022:

	Retirement Plan			Supplemental Plans
(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Change in benefit obligation
Projected benefit obligation (PBO) at beginning of year	$52,958	$52,089	$72,406	$16,771	$19,939	$24,860
Service cost	—	—	—	—	—	—
Interest cost	2,738	2,822	2,051	840	900	591
Plan Settlements	(49,629)	—	—	—	—	—
Benefits paid	(3,863)	(3,383)	(3,324)	(2,363)	(4,809)	(2,443)
Actuarial (gain)/ loss	(2,204)	1,430	(19,044)	(337)	742	(3,070)
Projected benefit obligation (PBO) at end of year	$—	$52,958	$52,089	$14,911	$16,772	$19,938
Change in plan assets
Fair value of plan assets at beginning of year	$59,001	$56,191	$68,808	$—	$—	$—
Actual return on plan assets	1,492	6,193	(9,292)	—	—	—
Employer contribution	—	—	—	2,363	4,809	2,443
Plan Settlements	(49,629)	—	—	—	—	—
Benefits paid	(3,863)	(3,383)	(3,325)	(2,363)	(4,809)	(2,443)
Expenses paid	—	—	—	—	—	—
Fair value of plan assets at end of year	$7,001	$59,001	$56,191	$—	$—	$—
Funded status at end of year	$7,001	$6,043	$4,103	$(14,911)	$(16,772)	$(19,938)
Amounts recognized in consolidated balance sheets
Other liabilities	7,001	6,043	4,103	(14,911)	(16,772)	(19,938)
Total amounts recognized	$7,001	$6,043	$4,103	$(14,911)	$(16,772)	$(19,938)

	Retirement Plan			Supplemental Plans
(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Amounts recognized in accumulated other comprehensive loss (income)
Net accumulated loss (gain)	$—	$(6,494)	$(5,001)	$(2,028)	$(1,691)	$(1,270)
Total amounts recognized	$—	$(6,494)	$(5,001)	$(2,028)	$(1,691)	$(1,270)
Accumulated benefit obligation (ABO) at end of year	$—	$52,958	$52,089	$14,911	$16,772	$19,938
Net Periodic Benefit Cost
Service cost	$—	$—	$—	$—	$—	$—
Interest cost	2,738	2,822	2,051	840	900	592
Expected return on plan assets	(2,404)	(3,270)	(4,028)	—	—	—
Amortization of net gain	(46)	—	—	—	—	—
Settlement gain	(2,740)	—	—	—	—	—
Total net periodic benefit cost	$(2,452)	$(448)	$(1,977)	$840	$900	$592
Other changes in plan assets and benefit obligations recognized in other comprehensive (loss)/ income
Net loss	$(1,292)	$(1,493)	$(5,723)	$(337)	$(421)	$(3,070)
Amortization of net gain	46	—	—	—	—	—
Total recognized in other comprehensive loss (income)	$(1,246)	$(1,493)	$(5,723)	$(337)	$(421)	$(3,070)
Assumptions used in determining net periodic benefit costs
Beginning of period assumptions for net periodic benefit cost
Discount rate	5.60%	5.60%	2.90%	5.41%	4.78% - 5.60%	2.38% - 2.90%
Expected return on plan assets	6.00%	6.00%	6.00%	N/A	N/A	N/A
Year end assumptions for reconciliation of funded status
Discount rate	5.35%	5.35%	5.60%	4.68%	4.68%	4.78% - 5.60%
Expected return on plan assets	4.20%	6.00%	6.00%	N/A	N/A	N/A

As of December 31, 2024, the estimated net loss that will be amortized from Accumulated Other Comprehensive Income or (Loss) on the Consolidated Balance Sheets into net periodic benefit cost during the next fiscal year was estimated to be $0 for the Retirement Plan and $699 thousand for the Supplemental Plans. As of December 31, 2024, there was no deferred prior service cost to be amortized into net periodic benefit cost for either the Retirement Plan or the Supplemental Plans.

The Bank contributed $2.4 million, $4.8 million and $2.4 million to the Supplemental Executive Retirement Plan during the years ended December 31, 2024, 2023 and 2022, respectively, to cover the benefit payments due in those years. Currently, the Bank estimates the contribution amount for 2025 to cover expected annuity payments will be $2.0 million.

Net periodic benefit cost for the years ended December 31, 2024, 2023 and 2022 was based on the Pri-2012 separate employee and retiree tables with contingent survivor adjustments for exiting survivors and white collar adjustments with projected future improvements using a modified version of scale MP-2021.

Financial disclosures as of December 31, 2024, December 31, 2023 and December 31, 2022 are based on the Pri-2012 separate employee and retiree tables with contingent survivor adjustments for exiting survivors and white collar adjustments with projected future improvements using a modified version of scale MP-2021.

The assets of the Retirement Plan are carried in a separate qualified pension trust which is not recorded in the Consolidated Balance Sheets of the Bank.

The Bank’s current funding policy is to contribute annually to the qualified Retirement Plan, no less than the minimum funding requirements prescribed by ERISA. The Bank was not required to contribute to the Retirement Plan in 2024, 2023 or 2022.

The long-term expected rate of return on Retirement Plan assets is estimated based on the expected future returns and historic returns that the Retirement Plan trust assets earned in the last twenty years.

The following table summarizes the composition of the Retirement Plan trust assets as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Plan assets
Debt securities	—%	97%
Money market instruments and other	100	3
Total	100%	100%

The investment policy of the Retirement Plan is to continuously allocate plan assets in a prudent, diversified and flexible manner among various asset classes to achieve an acceptable long-term total rate of return in line with broader financial market experience while taking into consideration return opportunities and potential risks presented by the overall economy and financial markets.

The Retirement Plan assets reflected in the tables below are the fair values of the plan assets as of the respective reporting dates shown at December 31, 2024 and 2023. Fair value is generally the exchange price that would be received for an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. The fair value of all equity securities has been determined based upon quoted market prices at the close of market trading on nationally recognized securities exchanges (Level 1) on the report date. The fair value of all debt securities has been determined at the close of market trading on the report date, utilizing matrix pricing, which is a mathematical technique widely used in the financial industry to value debt securities without relying exclusively on quoted prices for specific securities (Level 2). The fair value of money market instruments and other assets was the cash value for the financial instruments or other accounts as of the close of the market on the report date (Level 1). The Retirement Plan did not hold any assets on the respective report dates that were not traded in established markets, requiring alternative fair value determinations utilizing significant unobservable inputs (Level 3).

The fair value of the Retirement Plan assets at December 31, 2024 and 2023, by asset category, were as follows:

(in thousands)	Fair Value Measurements Using
December 31, 2024	Level 1	Level 2	Level 3	Total
Plan Assets
Debt securities
U.S. Government Agencies	$—	$—	$—	$—
Fixed Income Corporate Bonds	—	—	—	—
Fixed Income Mutual Funds	—	—	—	—
Money Market Mutual Funds	6,973	—	—	6,973
Other	28	—	—	28
Total fair value of plan assets	$7,001	$—	$—	$7,001

	Fair Value Measurements Using
(in thousands) December 31, 2023	Level 1	Level 2	Level 3	Total
Plan Assets
Debt securities
U.S. Government Agencies	$—	$24,485	$—	$24,485
Fixed Income Corporate Bonds	—	15,614	—	15,614
Fixed Income Mutual Funds	—	17,100	—	17,100
Money Market Mutual Funds	1,351	—	—	1,351
Other	451	—	—	451
Total fair value of plan assets	$1,802	$57,199	$—	$59,001

The following pension benefits and reserves for death benefits are expected to be paid in future years based upon the benefits and life insurance commitments of the two plans as of December 31, 2024 and based on expected employment turnover and actuarially determined life expectancies of participants and beneficiaries:

(in thousands) Years	Retirement Plan	Supplemental Plans	Total
2025	$—	$2,016	$2,016
2026	—	1,879	1,879
2027	—	1,835	1,835
2028	—	1,755	1,755
2029	—	1,606	1,606
2030-2034	—	6,561	6,561

The Bank also sponsors a profit sharing plan covering substantially all of its employees (Profit Sharing Plan). The Profit Sharing Plan is a qualified defined contribution plan that contains a cash or deferred arrangement (CODA) authorized under section 401(k) of the Internal Revenue Code. The Bank may make profit sharing contributions to this plan at the discretion of the Board of Directors of the Bank. The Board may terminate the plan at any time. The employee participants also have the option of contributing directly to their individual participant accounts a percentage of their pre-tax wage compensation through salary deductions. In addition to its profit sharing contributions (if any), the Bank also provides a company match of individual employee contributions. For both 2024 and 2023, the company match was up to 3.5% of individual employee participant pay. Expense related to the 401(k) employer matching contribution was $3.9 million and $4.5 million for the years ended December 31, 2024 and 2023, respectively.

NOTE 12 – DERIVATIVE INSTRUMENTS

The Bank enters into interest rate swaps with loan customers. The specific terms of the interest rate swap agreements are tied to the terms of the underlying loan agreements. To avoid increasing internal interest rate risk as a result of these business activities, the Bank enters into offsetting swap agreements with Rabo’s parent and a subsidiary of Rabo’s parent, which also provided various interest rate swap services to the Bank. The notional amount of interest rate swaps with loan customers and offsetting swap agreements as of December 31, 2024 and 2023 were $759.4 million and $863.5 million, respectively. The net income on customer swaps for the years ended December 31, 2024, 2023 and 2022 were $70, $48 and $58 thousand, respectively, which are reported in Noninterest Income on the Consolidated Income Statements. The Bank’s customer related interest rate swaps provide an economic hedge but do not qualify for hedge accounting treatment. Fair value of interest rate swap contracts is reported within Interest Receivable and Other Assets and Interest Payable and Other Liabilities on the balance sheet. As of December 31, 2024 and 2023, the fair value of interest rate swap contracts within Interest Receivable and Other Assets were $12.8 million and $18.1 million and Interest Payable and Other Liabilities were $11.1 million and $15.2 million, respectively. The applicable Rabo counterparties deposited $12.8 million in cash collateral with the Bank to secure underlying derivative contracts as of December 31, 2024. Beginning in mid-2023, B&F Capital Markets, LLC (a Stifel Company) has provided the interest rate swap services to the Bank.

As a part of its mortgage origination process, the Bank enters into contracts that qualify as derivatives, including forward sale commitments and interest rate lock commitments. It is the Bank’s practice to enter into forward commitments for the future delivery of residential mortgage loans when interest rate lock commitments are entered into in order to economically hedge the effect of changes in the interest rates resulting from its commitments to fund the loans. These mortgage banking derivatives are not designated in hedge relationships. The notional amount of mortgage commitments and fair value included in the Consolidated Balance Sheets at December 31, 2024 and 2023 can be seen in the following table:

	As of December 31, 2024
(in thousands)	Notional Amount	Fair Value
Included in Interest Receivable and Other assets:
Interest Rate Lock Commitments	$—	$—
Forward Sale Commitments	$—	$—
Included in Interest Payable and Other liabilities:
Interest Rate Lock Commitments	$430	$7
Forward Sale Commitments	$430	$—

As of December 31, 2023
(in thousands)	Notional Amount	Fair Value
Included in Interest Receivable and Other assets:
Interest Rate Lock Commitments	$—	$—
Forward Sale Commitments	$—	$—
Included in Interest Payable and Other liabilities:
Interest Rate Lock Commitments	$—	$—
Forward Sale Commitments	$448	$8

NOTE 13 – RELATED PARTY TRANSACTIONS

The Bank, in the ordinary course of business, has loan and deposit transactions with directors, executives and shareholders. At December 31, 2024 and 2023, respectively, there were approximately $25 and $117 thousand, in loans outstanding to directors, executives and their related interests. At December 31, 2024 and 2023, respectively, there were no unfunded commitments to directors, executives and their related interests. At December 31, 2024 and 2023, respectively, there were approximately $3.4 million and $2.1 million in deposit balances from directors and executives.

The Bank is a party to the Bank Services Agreement with GJF Financial Management II, LLC (GJF Management), an affiliate of Gerald J. Ford, a current director of the Bank. GJF Management serves as the management company to the Investor and Ford Financial Fund III, L.P., which collectively own 81% of our common stock as of December 31, 2024. The Bank is the sole portfolio company of the Investor and Ford Financial Fund III, L.P. Further, Mr. Webb, Chairman of the Board of the Bank, is employed by GJF Management, and Mr. Russell, a director and former interim Chief Executive Officer of the Bank, is employed by an affiliate of Mr. Ford. Additionally, Mr. Johnson, the Bank’s current President and Chief Executive Officer, is employed by GJF Management. Pursuant to the Bank Services Agreement, GJF Management and individuals at GJF Management provide certain services to the Bank, including, among others, accounting, tax, investment management, legal, regulatory, strategic planning, capital management, budgeting and other oversight. The services and value of services, inclusive of administrative costs, are evaluated annually to ensure compliance with applicable regulations. These services were provided to the Bank at a cost of $10.0 million for the years ended December 31, 2024, 2023 and 2022. Either party may terminate this agreement upon thirty days’ prior notice to the other. We also agreed to indemnify and hold harmless GJF Management for its performance or provision of these services, except for gross negligence and willful misconduct.

NOTE 14 – COMMITMENTS

The Bank makes commitments to extend credit in the normal course of business to meet the financial needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

The Bank’s exposure to credit loss is the contract amount of the commitment in the event of nonperformance by the borrower. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments and evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, is based on management’s credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and real property.

The Bank also issues standby letters of credit, which are unconditional commitments to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support construction, bonds, private borrowing arrangements, and similar transactions. Most of these guarantees are one to three year commitments and are not expected to be drawn on. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral as deemed necessary, as described above.

The contract amounts of commitments not reflected on the Consolidated Balance Sheets at December 31, 2024 and 2023 were as follows:

(in thousands)	December 31, 2024			December 31, 2023
	Fixed rate	Variable rate	Total	Fixed rate	Variable rate	Total
Loan commitments	$648,699	$485,001	$1,133,700	$723,451	$337,804	$1,061,255
Standby letters of credit	$19,227	$—	$19,227	$26,448	$—	$26,448

NOTE 15 – CONTINGENCIES

The Bank is occasionally named as a defendant in or threatened with claims and legal actions arising in the ordinary course of business. The outcomes of claims and legal actions brought against the Bank are subject to many uncertainties. The Bank establishes accruals for such matters when a loss is probable and the amount of the loss can be reasonably estimated. For claims and legal actions where it is not reasonably possible that a loss may be incurred, or where the Bank is not currently able to estimate the reasonably possible loss or range of loss, the Bank does not establish an accrual. As of December 31, 2024 and 2023, respectively, the Bank recorded an accrued contingent liability of $3.1 million and $425 thousand.

NOTE 16 – SIGNIFICANT CONCENTRATION

The Bank grants commercial & industrial, commercial real estate, residential real estate and consumer loans to customers principally in the state of California. Substantial portions of the Bank’s loans are real estate and automobile related. The Bank’s automobile customers are spread throughout the United States.

NOTE 17 – DEPOSITS

The aggregate amount of time certificates of deposits that meet or exceed the FDIC Insurance limit of $250,000 as of December 31, 2024 and 2023 were $407.7 million and $404.4 million, respectively. At December 31, 2024, the scheduled maturities of time certificates of deposit were as follows:

(in thousands)
2025	$912,120
2026	42,306
2027	6,902
2028	3,323
2029	3,527
Thereafter	1,701
$969.879

The Bank accepts public deposits from various state, city and municipal agencies. Public deposits totaling $1.2 billion and $1.0 billion are included in demand deposits, interest bearing transaction accounts, savings accounts and time certificates of deposit as presented in the Consolidated Balance Sheets at December 31, 2024 and 2023, respectively. As required by law, the Bank pledges marketable securities as collateral for its public deposits in quantities of not less than 110% of the Bank’s deposit obligations for these public funds. The Bank had $1.4 billion and $1.1 billion pledged as collateral as of December 31, 2024 and 2023, respectively.

The Bank accepts deposits from its Investment Management and Trust Department for the benefit of certain trust customers. In accordance with state trust regulations, the Bank is required to secure any trust deposits that are in excess of the $250,000 FDIC insurance limits by pledging marketable securities equal to those excess deposit balances. As of December 31, 2024 and 2023, the Bank held trust deposits of $820 thousand and $1.5 million, respectively, that were in excess of $250,000 and which required securities collateralization.

NOTE 18 – BORROWINGS ARRANGEMENTS

Federal Home Loan Bank (FHLB) Advances

The Bank did not have any FHLB Advances as of December 31, 2024 and 2023.

As of December 31, 2024 and 2023, the Bank’s investment in capital stock of the FHLB of San Francisco totaled $17.3 million. The Bank had $6.5 billion of loans pledged to the FHLB, which permits up to $3.8 billion of additional borrowing capacity as of December 31, 2024.

Subordinated Debentures

The Bank had no subordinated debentures outstanding as of December 31, 2024. As of December 31, 2023, the Bank had $25.0 million of subordinated debentures (net of unamortized discount) outstanding, respectively, at a fixed coupon rate of 5.25% with an investment grade rating, resulting in $862 thousand of interest expense for the year ended December 31, 2024, and $1.4 million for the years ended December 31, 2023 and 2022.

The subordinated debentures at December 31, 2024 and 2023 consisted of the following:

(in thousands)	December 31, 2024		December 31, 2023
	Principal Owed	Discount	Principal Owed	Discount
Subordinated Debentures	$—	$—	$25,000	$35

Federal Reserve Bank Discount Window and Bank Term Funding Program (BTFP)

As of December 31, 2024 and 2023, the Bank had no outstanding Discount Window borrowings and $0 and $750.0 million in outstanding BTFP borrowings, respectively.

The Bank has pledged $1.9 billion of Consumer loans through the Borrower-In-Custody Program and $1.1 billion of investment securities to the Federal Reserve Bank Discount Window, which permits $2.6 billion of additional borrowing capacity as of December 31, 2024.

Brokered and Other Wholesale Funding

The Bank had no other outstanding debt as of December 31, 2024 and 2023.

The Bank had $5.9 billion of available borrowing capacity under borrowing lines established with other financial institutions as of December 31, 2024.

NOTE 19 – SHAREHOLDERS EQUITY AND DIVIDEND LIMITATIONS

During August 2019, the Bank issued 33,294 shares of its voting common stock and 3,376 of its nonvoting common stock. The Bank issued 30,313 shares of its voting common stock in an underwritten rights offering for gross proceeds of approximately $1.2 billion, net of offering costs of $6.9 million. In addition, as part of the consideration due for the acquisition of RNA, the Bank issued 2,981 shares of its voting and 3,376 shares of its nonvoting common stock to Rabo. The only consideration the Bank received for the issuance of the 6,357 shares was the acquisition of RNA, not cash.

The Federal Deposit Insurance Corporation and the State of California Department of Financial Protection and Innovation regulate the Bank. California banking laws limit each cash dividend to the lesser of retained earnings or net income for the last three years, net of any distributions made to shareholders during such period. At December 31, 2024, retained earnings was $240 million, net income for the last three years was $447 million, and distributions made to shareholders during the last three years was $436 million, leaving a dividend distribution limit of $11 million.

NOTE 20 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The net unrealized gain or loss on available for sale securities is excluded from regulatory capital. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2024 and 2023, the Bank met all capital adequacy requirements to which it was then subject. Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.

If only adequately capitalized, regulatory approval is required to accept brokered deposits. If under-capitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At December 31, 2024, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The following table presents the regulatory capital amounts and ratios (inclusive of capital 2.5% conservation buffer) for the Bank as of the dates indicated:

(in thousands)	Amount		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2024
Total risk-based capital ratio	$1,601,953	17.14%	$981,446	10.5%	$934,711	10.0%
Tier 1 risk-based capital ratio	1,509,029	16.14%	794,504	8.5%	747,769	8.0%
Common equity tier 1 capital ratio	1,509,029	16.14%	654,297	7.0%	607,562	6.5%
Tier 1 leverage ratio	1,509,029	9.66%	659,887	4.0%	824,859	5.0%

As of December 31, 2023
Total risk-based capital ratio	$1,721,284	16.17%	$1,117,432	10.5%	$1,064,221	10.0%
Tier 1 risk-based capital ratio	1,578,208	14.83%	904,588	8.5%	851,377	8.0%
Common equity tier 1 capital ratio	1,578,208	14.83%	744,955	7.0%	691,744	6.5%
Tier 1 leverage ratio	1,578,208	9.32%	712,766	4.0%	890,958	5.0%

NOTE 21 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1	Quoted prices (unadjusted) for identical assets or liabilities in active markets that the reporting entity has the ability to access at the measurement date.

Level 2
Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Bank used the following methods and significant assumptions to estimate fair value in accordance with ASC 820-10.

Assets and Liabilities Measured on a Recurring Basis

Debt Securities Available-for-Sale: The fair values of U.S. treasury securities and equity securities are generally determined by quoted market prices in active markets, if available (Level 1). If quoted market prices are not available, the Bank employs an independent pricing service that utilizes matrix pricing to calculate fair value. Such fair value measurements consider observable data such as dealer quotes, market spreads, cash flows, yield curves, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and respective terms and conditions for debt instruments. The Bank employs procedures to monitor the pricing service’s assumptions and establishes processes to challenge the pricing service’s valuations that appear unusual or unexpected. Level 2 securities include U.S. government agency securities, mortgage backed securities - residential and commercial – collateralized loan obligations - and corporate bonds. When a market is illiquid or there is a lack of transparency around the inputs to valuation, the securities are classified as Level 3 and reliance is placed upon internally developed models, and management judgment and evaluation for valuation. The Bank had no securities available-for-sale classified as Level 3 at December 31, 2024 and 2023.

Derivative Instruments: Derivatives instruments include interest rate swaps and forward loan sales. Valuation for the swaps is calculated using key valuation inputs, including the SOFR swap curve, volatility curve, reset rates and updates to swap notional amounts. These instruments are classified as Level 2 in the fair value hierarchy. Valuation for the forward loan sales is the difference between the market value at the end of the month and the contract price. The fair value is based on the market value as indicated by Fannie Mae (the Bank’s purchaser) as of month end resulting in a Level 2 recurring basis classification.

The following table presents the Bank’s Financial Assets and Liabilities measured at fair value on a recurring basis as of the dates indicated:

		Fair Value Measurements Using
(in thousands)	December 31, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Debt securities available-for-sale:
Obligations of states and political subdivisions	$91,299	$—	$91,299	$—
Mortgage backed securities - residential	2,643,688	—	2,643,688	—
Mortgage backed securities - commercial	240,863	—	240,863	—
Collateralized loan obligations	50,000	—	50,000	—
Corporate bonds	39,401	—	39,401	—
Total debt securities available-for-sale	$3,065,251	$—	$3,065,251	$—
Equity securities	$15,355	$—	$15,355	$—
Derivative assets	$12,835	$—	$12,835	$—
Derivative liabilities	$11,056	$—	$11,056	$—

		Fair Value Measurements Using
(in thousands)	December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Debt securities available-for-sale:
U.S. government agency securities	$98,221	$—	$98,221	$—
Obligations of states and political subdivisions	98,284	—	98,284	—
Mortgage backed securities - residential	1,534,450	—	1,534,450	—
Mortgage backed securities - commercial	569,808	—	569,808	—
Collateralized loan obligations	—	—	—	—
Corporate bonds	42,410	—	42,410	—
Total debt securities available-for-sale	$2,343,173	$—	$2,343,173	$—
Equity securities	$15,104	$—	$15,104	$—
Derivative assets	$18,081	$—	$18,081	$—
Derivative liabilities	$15,235	$—	$15,235	$—

As of December 31, 2024 and 2023, there were no assets measured at fair value on a recurring basis using significant observable inputs (Level 3).

Assets and Liabilities Measured on a Non-Recurring Basis

Collateral Dependent Loan and Lease Receivables: The fair value of collateral dependent loan and lease receivables with specific allocations of the allowance for credit losses based on collateral values is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value. Loss exposure for collateral dependent loans is typically determined by the “practical expedient” which allows these loans to be assessed using the Fair Value of Collateral method, which compares the net realizable value of the collateral (fair value less costs of sale) to the amortized cost basis of the loan (the “carrying value”). The fair value of real estate collateral is based on appraisals, evaluations or internal values.

Other real estate owned: Non-recurring adjustments to certain commercial and residential real estate properties classified as other real estate owned are measured at the lower of the carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property or internal evaluations based on comparable sales, resulting in a Level 3 classification. Appraisals for both collateral-dependent impaired loans and real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Bank. Once received, a member of the Appraisal Department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. In cases where the carrying amount exceeds the fair value, less cost to sell, an impairment loss is recognized. Management also considers inputs regarding market trends or other relevant factors and selling and commission costs.

As of the years ended December 31, 2024 and 2023, the fair value of other real estate owned as presented in the Consolidated Balance Sheets was $15.6 million and $17.0 million, respectively. Other real estate owned assets fall under a level 3 fair value measurement methodology.

For the years ended December 31, 2024 and 2023, there were no collateral dependent loans with specific allowance allocations of the allowance for credit losses, which are measured for impairment using the fair value of the collateral for collateral dependent loans.

The following is a summary of the estimated fair value and carrying value of the Bank’s financial instruments as of December 31, 2024 and 2023 and the methods and assumptions used to evaluate them:

	December 31, 2024		December 31, 2023
(in thousands)	Estimated Fair Value	Carrying Value	Estimated Fair Value	Carrying Value
Assets:
Cash and cash equivalents	$999,711	$999,711	$1,457,569	$1,457,569
Securities available-for-sale	3,065,251	3,065,251	2,343,173	2,343,173
Securities held-to-maturity	1,196,000	1,440,494	1,309,249	1,542,116
Loans held for sale	543	543	440	440
Loan and lease receivables, net	8,817,007	9,554,939	9,952,734	10,643,978
Accrued interest receivable	49,951	49,951	48,138	48,138
Equity securities	15,355	15,355	15,104	15,104
Derivative asset	12,835	12,835	18,081	18,081
Liabilities:
Deposits:
Noninterest-bearing demand deposits	(5,616,116)	(5,616,116)	(6,187,869)	(6,187,869)
Interest-bearing transaction accounts	(6,138,909)	(6,138,909)	(5,720,505)	(5,720,505)
Savings and time deposits	(2,177,003)	(2,186,779)	(2,376,368)	(2,389,768)
Subordinated debentures	—	—	(24,550)	(24,965)
Bank term funding program	—	—	(750,000)	(750,000)
Derivative liabilities	(11,056)	(11,056)	(15,235)	(15,235)
Accrued interest payable on deposits	(5,970)	(5,970)	(6,248)	(6,248)

Cash and cash equivalents: For these short-term instruments, the carrying value is a reasonable approximation of fair value. Level 1 inputs were utilized to determine fair value of cash and cash equivalents.

Securities: Fair value of securities is determined by reference to quoted market prices, if available. Fair value of securities was determined pursuant to the fair value measurements hierarchy, utilizing either Level 1, 2 or 3 valuation inputs. Level 1 and Level 2 inputs were utilized to determine fair value of all security investments disclosed previously.

Loans held for sale: The carrying amount for loans held for sale reflects the lower of cost of market, including deferred loan fees and costs. The fair value of the loans held for sale was derived from quoted market prices of loans with similar terms or actual prices at which loans were committed for sale. Level 2 inputs were utilized to determine fair value of loans held for sale. For 1-4 Family SFR loans held for sale, carrying value approximates fair value. This population of loans is typically sold within 30 days of origination and is immaterial in nature.

Loan and lease receivables, net: In accordance with ASU 2016-01, the fair value of loan and lease receivables presented utilizes the exit price notion (that is, not a forced liquidation or distressed sale). The calculation of fair value for loans and leases incorporates the following elements: contractual cash flows, prepayment cash flows, discount spreads and credit loss valuation estimates. Contractual cash flow is a stream of principal and interest payments and future repricings that are agreed upon by a party and counterparty at the time of an instrument’s origination. Prepayment cash flow is any principal payment not considered a contractual cash flow payment (e.g. curtailment or payoff). Discount spreads are offsets from a market benchmark yield curve that are used when calculating the fair market value of a financial instrument. The Bank’s allowance for credit losses is a reasonable estimate of the valuation allowance needed to adjust computed fair values for credit quality of certain loans in the portfolio. Level 3 inputs were utilized to determine fair value of loan and lease receivables, net.

Derivative instruments: Valuation for the swaps is calculated using key valuation inputs, including the SOFR swap curve, volatility curve, reset rates and updates to swap notional amounts. These instruments are classified as Level 2 in the fair value hierarchy.

Deposits: The fair value of fixed rate certificates of deposit have been estimated by discounting all future cash flows of certificates using the current rate at which similar certificates are being offered to depositors for the same average life of the portfolio. All other deposits are either noninterest-bearing or are tied to competitive money market deposit rates and are assumed to be due or able to be repriced on demand. For these deposits, the carrying amount is a reasonable estimate of fair value. Level 1 inputs for deposits were $13.0 billion and $13.3 billion as of December 31, 2024 and 2023 respectively. There were no Level 2 inputs for deposits as of December 31, 2024 and 2023. Level 3 inputs for deposits were $970.1 million and $999.0 million as of December 31, 2024 and 2023, respectively.

Accrued interest receivable: The carrying value is a reasonable approximation of fair value. Level 1 inputs for accrued interest receivable were $0 as of December 31, 2024 and 2023. Level 2 inputs for accrued interest receivable were $16.3 million and $9.6 million as of December 31, 2024 and 2023, respectively. Level 3 inputs for accrued interest receivable were $33.6 million and $38.6 million as of December 31, 2024 and 2023, respectively.

Subordinated debentures: The fair value of subordinated debentures is estimated using discounted cash flow analysis based on the current borrowing rates for similar types of borrowing arrangements. The carrying value is a reasonable approximation of fair value. Level 3 inputs were utilized to determine fair value of subordinated debentures.

Accrued interest payable: The carrying value is a reasonable approximation of fair value. Level 1 inputs for accrued interest payable were $499 and $958 thousand as of December 31, 2024 and 2023, respectively. Level 2 inputs for accrued interest payable were $0 as of December 31, 2024 and 2023. Level 3 inputs for accrued interest payable were $5.5 million and $5.3 million as of December 31, 2024 and 2023, respectively.

Commitments to extend credit and standby and trade letters of credit: The fair value of these commitments is not a significant amount and is not disclosed.

NOTE 22 – REVENUE FROM CONTRACTS WITH CUSTOMERS

All of the Bank’s revenue from contracts with customers in the scope of ASC 606 is recognized within Noninterest Income. A description of the Bank’s revenue streams accounted for under ASC 606 are as follows:

Service Charges on Deposit Accounts and Other Deposit Service Fees: The Bank earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees are recognized at the time the transaction is executed as that is the point in time the Bank fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Bank satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance. Other deposit service fees are recognized at the point in time that the transaction occurs or the services provided.

Merchant Processing Services, ATM processing and Debit Card Fees: ATM processing fees are recognized at the point in time that the transaction occurs or the services provided. The Bank earns interchange fees from cardholder transactions conducted through the payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.

Trust Fees: The Bank earns trust fees from its contracts with trust customers to manage assets for investment services. These fees are primarily earned over time as the Bank provides the contracted monthly services and are generally assessed based on a tiered scale of the market value of assets under management (AUM) at month-end. Other related services provided, which are based on a fixed fee schedule, are recognized when the services are rendered.

Gains/(Losses) on Sales of OREO: The Bank records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. The Bank does not finance the sale of OREO.

The following is a summary of the revenue from contracts with customers in the scope of ASC 606 that is recognized within Noninterest Income:

(in thousands)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
NONINTEREST INCOME IN SCOPE OF ASC 606
Service charges on deposit accounts and other deposit service fees	$23,650	$24,955	$25,791
Trust fees and commissions	12,319	9,644	9,710
ATM network fee income	12,158	12,192	12,286
Gain (loss) on sale of OREO, net	129	(109)	(149)
Non-interest income subject to ASC 606	48,256	46,682	47,638
Non-interest income not subject to ASC 606	(187,376)	27,545	16,095
Total noninterest (loss) / income	$(139,120)	$74,227	$63,733

NOTE 23 - EARNINGS PER SHARE
The following table summarizes the calculation of earnings per share:

(in thousands, except share and per share data)	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Net income	$28,999	$201,914	$216,582
Weighted average shares:
Basic weighted average common shares outstanding	64,228	64,223	64,218
Dilutive effect of unvested restricted stock units	18	55	50
Diluted weighted average common shares outstanding	64,246	64,278	64,268
Net income per share:
Basic earnings per share	$451.50	$3,143.95	$3,372.60
Diluted earnings per share	$451.37	$3,141.26	$3,369.98